UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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VeriSign, Inc.

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VeriSign, Inc.
12061 Bluemont Way
Reston, Virginia 20190
April 8, 2015
To Our Stockholders:
You are cordially invited to attend the 2015 Annual Meeting of Stockholders of VeriSign, Inc. (“Verisign”) to be held at our corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 21, 2015, at 10:00 a.m., Eastern Time (the “Meeting”).
The matters expected to be acted upon at the Meeting are described in detail in the following Notice of the 2015 Annual Meeting of Stockholders and Proxy Statement.
We have implemented a U.S. Securities and Exchange Commission rule that requires companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our annual report to security holders, which includes our Annual Report on Form 10-K for the year ended December 31, 2014 (collectively, the “Annual Report”), and this proxy statement. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how each stockholder can receive a paper copy of our proxy soliciting materials, including this notice and proxy statement, our Annual Report and a form of proxy card or voting instruction card. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.
It is important that you use this opportunity to take part in the affairs of Verisign by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE THE PROXY ELECTRONICALLY OR BY PHONE AS DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND UNDER “INTERNET AND TELEPHONE VOTING” IN THE PROXY STATEMENT, OR ALTERNATIVELY, IF RECEIVING PAPER COPIES OF PROXY MATERIALS, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning or completing the proxy does not deprive you of your right to attend the Meeting and to vote your shares in person.
We look forward to seeing you at our 2015 Annual Meeting of Stockholders.

Sincerely,

/s/ D. James Bidzos
D. James Bidzos
Chairman of the Board of Directors and Executive Chairman, President and Chief Executive Officer

VERISIGN, INC.
12061 Bluemont Way
Reston, Virginia 20190

Notice of the 2015 Annual Meeting of Stockholders

TO OUR STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of VeriSign, Inc. will be held at our corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 21, 2015, at 10:00 a.m., Eastern Time. The 2015 Annual Meeting of Stockholders is being held for the following purposes:
1. To elect seven directors of VeriSign, Inc., each to serve until the next annual meeting, or until a successor has been elected and qualified or until the director’s earlier resignation or removal.
2. To approve VeriSign, Inc.’s Annual Incentive Compensation Plan.
3. To approve, on a non-binding, advisory basis, VeriSign, Inc.’s executive compensation.
4. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015.
5. To vote, on an advisory basis, on a stockholder proposal, if properly presented at the meeting, requesting that the Board take steps to permit stockholder action by written consent.
6. To transact such other business as may properly come before the 2015 Annual Meeting of Stockholders or any adjournment thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
Only stockholders of record at the close of business on March 27, 2015, are entitled to notice of and to vote at the 2015 Annual Meeting of Stockholders or any adjournment thereof.

By Order of the Board of Directors,

/s/ Thomas C. Indelicarto
Thomas C. Indelicarto
Secretary
Reston, Virginia
April 8, 2015
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE THE PROXY ELECTRONICALLY OR BY PHONE AS DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND UNDER “INTERNET AND TELEPHONE VOTING” IN THE PROXY STATEMENT, OR ALTERNATIVELY, IF RECEIVING PAPER COPIES OF PROXY MATERIALS, COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

VERISIGN, INC.
12061 Bluemont Way
Reston, Virginia 20190

PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

April 8, 2015
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of VeriSign, Inc. (“Verisign” or the “Company”) for use at the 2015 Annual Meeting of Stockholders (the “Meeting”) to be held at our corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 21, 2015 at 10:00 a.m., Eastern Time. Only holders of record of our common stock at the close of business on March 27, 2015, which is the record date, will be entitled to vote at the Meeting. At the close of business on the record date, we had 116,428,984 shares of common stock outstanding and entitled to vote. This proxy statement and the accompanying form of proxy (collectively, the “Proxy Statement”) were first made available to stockholders on or about April 8, 2015. Our annual report to security holders, which includes our Annual Report on Form 10-K for the year ended December 31, 2014 (collectively, the “Annual Report”), is enclosed with this Proxy Statement for stockholders receiving a paper copy of proxy soliciting materials. The Annual Report and Proxy Statement can both be accessed on the Investor Relations section of our website at http://investor.verisign.com, or at www.edocumentview.com/vrsn.
All proxies will be voted in accordance with the instructions contained therein. Unless contrary instructions are specified, if the accompanying proxy is executed and returned (and not revoked) prior to the Meeting, the shares of Verisign common stock represented by the proxy will be voted: (1) FOR the election of each of the seven director candidates nominated by the Board; (2) FOR the approval of Verisign’s Annual Incentive Compensation Plan; (3) FOR the non-binding, advisory resolution to approve Verisign’s executive compensation; (4) FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (“fiscal 2015”); (5) AGAINST the stockholder proposal, if properly presented at the meeting, requesting that the Board take steps to permit stockholder action by written consent and (6) in accordance with the best judgment of the named proxies on any other matters properly brought before the Meeting.
Adoption of Majority Vote Standard in Uncontested Director Elections
Verisign’s Seventh Amended and Restated Bylaws provide for a majority of votes cast standard in uncontested director elections. A majority of the votes cast means, with respect to a nominee for director, that the number of shares voted “for” the election of that nominee must exceed the number of votes cast as “withheld” for that nominee. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast. In uncontested elections where a nominee who already serves as a director is not re-elected, such director shall tender his or her resignation, subject to acceptance by the Board. The Corporate Governance and Nominating Committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board shall act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale therefor within ninety days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the

Corporate Governance and Nominating Committee’s or the Board’s decision. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board, that vacancy can be filled by action of the Board.
 Voting Rights
Holders of our common stock are entitled to one vote for each share held as of the record date.
Quorum, Effect of Abstentions and Broker Non-Votes, Vote Required to Approve the Proposals
A majority of the shares of common stock outstanding and entitled to vote must be present or represented by proxy at the Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Meeting. A broker non-vote occurs when a bank, broker or other stockholder of record holding shares for a beneficial owner submits a proxy for the meeting, but does not vote on a particular proposal because that record holder does not have discretionary voting power with respect to that “non-routine” proposal and has not received voting instructions from the beneficial owner. Each of the election of directors, the approval of Verisign’s Annual Incentive Compensation Plan and the stockholder proposal, if properly presented at the meeting, requesting that the Board take steps to permit stockholder action by written consent, and the non-binding, advisory vote to approve executive compensation is a “non-routine” proposal and so shares for which record holders do not receive voting instructions will not be voted on such matters.
If a quorum is present, a nominee for election to a position on the Board in an uncontested election in which directors are elected by a majority of votes cast will be elected as a director if the votes cast “for” the election of the nominee exceed the number of votes cast as “withheld” for that nominee. The following will not be votes cast and will have no effect on the election of any director nominee: (i) a share whose ballot is marked as abstain; (ii) a share otherwise present at the meeting but for which there is an abstention; (iii) a share otherwise present at the meeting as to which a stockholder gives no authority or direction; and (iv) a share subject to a broker non-vote. Stockholders may not cumulate votes in the election of directors.
If a quorum is present, approvals of the proposals for:

•	the approval of Verisign’s Annual Incentive Compensation Plan;

•	the non-binding, advisory resolution to approve Verisign’s executive compensation;

•	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2015;

•	the stockholder proposal, if properly presented at the meeting, requesting that the Board take steps to permit stockholder action by written consent; and

•	all other matters that properly come before the Meeting
require the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the subject matter. Under this voting standard, abstentions will have the effect of votes cast against the proposal, and broker non-votes will not affect the voting outcome.
The inspector of elections appointed for the Meeting will separately tabulate affirmative and withheld votes, abstentions and broker non-votes.
Adjournment of Meeting
In the event that a quorum shall fail to attend the Meeting, either in person or represented by proxy, the chairman may adjourn the Meeting, or alternatively, the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the Meeting. Any such adjournment proposed by a stockholder or person named as a proxy would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Meeting.
Expenses of Soliciting Proxies
Verisign will pay the expenses of soliciting proxies to be voted at the Meeting. Verisign intends to retain Georgeson Inc. for various services related to the solicitation of proxies, which we anticipate will cost between $12,000 and $17,000, plus reimbursement of expenses. Following the original mailing of the Notice of Internet Availability of Proxy Materials and paper copies of proxies and other proxy soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, electronic transmission, including email, or in person. Following the original mailing of the Notice of Internet Availability of Proxy Materials and paper copies of the proxies and other proxy soliciting materials, we will request that brokers, custodians, nominees and other record holders of our shares forward copies of the proxy and other proxy soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In such cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.
Revocability of Proxies
A stockholder may revoke any proxy that is not irrevocable by attending the Meeting and voting in person or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Company.
Internet and Telephone Voting
If you hold shares of record as a registered stockholder, you can simplify your voting process and save the Company expense by voting your shares by telephone at 1-800-652-VOTE (8683) or on the Internet at www.envisionreports.com/vrsn twenty-four hours a day, seven days a week. Telephone and Internet voting are available through 12:00 a.m. Eastern Time the day of the Meeting. More information regarding Internet voting is given on the Notice of Internet Availability of Proxy Materials. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.
Householding
A number of brokerage firms have instituted a procedure called “householding,” which has been approved by the Securities and Exchange Commission (the “SEC”). Under this procedure, the firm delivers only one copy of the Notice of Internet Availability of Proxy Materials or paper copies of the Annual Report and Proxy Statement, as the case may be, to multiple stockholders who share the same address and have the same last name, unless it has received contrary instructions from an affected stockholder. If your shares are held in “street name,” please contact your bank, broker or other holder of record to request information about householding.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Bylaws authorize eleven directors or such number of directors determined from time to time by a resolution of the Board; there are currently eight directors, as determined by a written resolution of the Board. The terms of the current directors, who are identified below, expire upon the election and qualification of the directors to be elected at the Meeting. The Board has nominated D. James Bidzos, William L. Chenevich, Kathleen A. Cote, Jamie S. Gorelick, Roger Moore, Louis A. Simpson and Timothy Tomlinson, each of whom are current directors, for re-election at the Meeting to serve until the 2016 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The Board has not nominated John D. Roach to stand for re-election and the size of the Board will be decreased from eight to seven directors immediately following the Meeting. There are currently no vacancies on the Board. Proxies cannot be voted for more than seven persons, which is the number of nominees.
Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the re-election of the nominees, as listed below, each of whom has consented to serve as a director if elected. If, at the time of the Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board, unless the Board chooses to reduce its own size. The Board has no reason to believe any of the nominees will be unable or will decline to serve if elected.
Director Nominees
Set forth below is certain information relating to our director nominees, including details on each director nominee’s specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director of the Company.

Name	Age	Position
Nominees for election as directors for a term expiring in 2016:
D. James Bidzos	60	Chairman of the Board, Executive Chairman, President and Chief Executive Officer
William L. Chenevich(1)(2)	71	Lead Independent Director
Kathleen A. Cote(1)(2)	66	Director
Jamie S. Gorelick(2)(3)	64	Director
Roger H. Moore(1)(2)	73	Director
Louis A. Simpson(2)(3)	78	Director
Timothy Tomlinson(2)(3)	65	Director

(1)	Member of the Audit Committee.

(2)	Member of the Corporate Governance and Nominating Committee.

(3)	Member of the Compensation Committee.
D. James Bidzos has served as Executive Chairman since August 2009 and President and Chief Executive Officer since August 2011. He served as Executive Chairman and Chief Executive Officer on an interim basis from June 2008 to August 2009 and served as President from June 2008 to January 2009. He served as Chairman of the Board since August 2007 and from April 1995 to December 2001. He served as Vice Chairman of the Board from December 2001 to August 2007. Mr. Bidzos served as a director of VeriSign Japan K.K. (“VeriSign Japan”) from March 2008 to August 2010 and served as Representative Director of VeriSign Japan from March 2008 to September 2008. Mr. Bidzos served as Vice Chairman of RSA Security Inc., an Internet identity and access management solution provider, from March 1999 to May 2002, and Executive Vice President from July 1996 to February 1999. Prior thereto, he served as President and Chief Executive Officer of RSA Data Security, Inc. from 1986 to February 1999.
Mr. Bidzos is a business executive with significant expertise in the technology that is central to the Company’s businesses. Mr. Bidzos is an Internet and security industry pioneer who understands the strategic technology trends in markets that are important to the Company. Mr. Bidzos was a founder of the Company and has been either Chairman or Vice Chairman of the Company’s Board of Directors since the Company’s founding in April 1995, providing him with valuable insight and institutional knowledge of the Company’s history and development. Mr. Bidzos has prior experience on our Compensation Committee and our Corporate Governance and Nominating Committee and as a member of several other public-company boards. Mr. Bidzos’s years of board-level experience contribute important knowledge and insight to the Board. Additionally, Mr. Bidzos’s executive-level experience includes many years as a Chief Executive Officer, providing him with a perspective that the Board values. Mr. Bidzos also has international business experience from his service as a director of VeriSign Japan.
William L. Chenevich has served as Lead Independent Director since February 2009 and as a director since the Company’s founding in April 1995. Mr. Chenevich served as Vice Chairman of Technology and Operations for U.S. Bancorp, a financial holding company, from February 2001 to July 2010. He served as Vice Chairman of Technology and Operations Services of Firstar Corporation, a financial services company, from 1999 until its merger with U.S. Bancorp in February 2001. Prior thereto, he was Group Executive Vice President of VISA International, a financial services company, from 1994 to 1999. Mr. Chenevich holds a B.B.A. degree in Business from the City College of New York and an M.B.A. degree in Management from the City University of New York.
Mr. Chenevich is a business executive with significant expertise in technology and operations developed over more than twenty years in the financial services industry. Mr. Chenevich’s expertise in technology and operations is directly relevant to the products and services of the Company’s businesses. Mr. Chenevich’s experience in the financial services industry is also relevant as that industry is an important target industry for the Company’s products and services. Mr. Chenevich’s service on several other boards of directors over his career, and his service on our Board since the Company’s founding, have provided him with significant board-level experience, as well as valuable insight and institutional knowledge of the Company’s history and development. Mr. Chenevich’s financial and accounting skills qualify him as an audit committee financial expert. His experience on our Audit Committee and the audit committee of another company are also valuable to the Company. In addition, Mr. Chenevich has significant executive-level experience as a management committee member at leading financial institutions for more than twenty years, including experience in mergers and acquisitions transactions. Mr. Chenevich also has significant international business experience from his time as Group Executive Vice President of VISA International.
Kathleen A. Cote has served as a director since February 2008. From May 2001 to June 2003, Ms. Cote served as Chief Executive Officer of Worldport Communications Company, a provider of Internet managed services. From September 1998 to May 2001, she served as Founder and President of Seagrass Partners, a consulting firm specializing in providing strategic planning, business, operational and management support for startup and mid-sized technology companies. Prior thereto, she served as President and Chief Executive Officer of Computervision Corporation, a supplier of desktop and enterprise, client server and web-based product development and data management software and services. During the past five years, Ms. Cote has held directorships at Asure Software Corporation, GT Advanced Technologies Inc., 3Com Corporation and Western Digital Corporation. Ms. Cote holds an Honorary Doctorate from the University of Massachusetts, an M.B.A. degree from Babson College, and a B.A. degree from the University of Massachusetts, Amherst.
Ms. Cote is a business executive with significant expertise overseeing global companies in technology and operations in the areas of systems integration, networks, hardware and software, including web-based applications and Internet services. Ms. Cote’s expertise in technology and operations is directly relevant to the Company’s businesses. Ms. Cote’s expertise as a business executive also includes sales and marketing, product development, strategic planning and international experience, which contributes important expertise to the Board in those areas of business administration. Ms. Cote’s financial and accounting skills qualify her as an audit committee financial expert. In addition to Ms. Cote’s tenure as a director of the Company, Ms. Cote has served on several other boards of directors, including service on the audit and corporate governance committees of those boards, providing her with valuable board-level experience. Ms. Cote’s executive-level experience includes experience as a Chief Executive Officer, providing her with a perspective that the Board values.
Jamie S. Gorelick has served as a director since January 2015. Ms. Gorelick has been a partner at Wilmer Cutler Pickering Hale and Dorr LLP, an international law firm, since 2003. She served as Deputy Attorney General of the United States from 1994 to 1997 and as General Counsel of the Department of Defense from 1993 to 1994. She has been a director of Amazon.com, Inc. since 2012 and serves as Chair of its Nominating and Governance Committee. She previously served as a director of United Technologies Corp. and of Schlumberger, Ltd. She holds B.A. and J.D. degrees from Harvard University.
Ms. Gorelick is an experienced attorney with significant expertise in legal, policy and corporate matters. Ms. Gorelick’s regulatory and policy experience is directly relevant to the Company’s business. She is well-versed in critical infrastructure and national security issues and brings a valuable skill-set and wealth of government experience to the Board. Ms. Gorelick has served on several other corporate boards, a compensation committee, and a nominating and governance committee, and served on numerous government boards and commissions. Ms. Gorelick’s experience in both the public and private sectors, combined with her experience in the corporate boardroom, provides her valuable board experience, and she offers a perspective the Board values.
Roger H. Moore has served as a director since February 2002. From December 2007 to May 2009, he served as a consultant assisting Verisign in the divestiture of its Communications Services business. From June 2007 through November 2007, Mr. Moore served as interim Chief Executive Officer of Arbinet Corporation, a provider of online trading services. He was President and Chief Executive Officer of Illuminet Holdings, Inc. from December 1995 until December 2001 when Verisign acquired Illuminet Holdings. Prior to Illuminet Holdings, Mr. Moore spent ten years with Nortel Networks in a variety of senior management positions including President of Nortel Japan. During the past five years, Mr. Moore has held directorships at Western Digital Corporation and Consolidated Communications Holdings, Inc. Mr. Moore holds a B.S. degree in General Science from Virginia Polytechnic Institute and State University.
Mr. Moore is a business executive with significant expertise in general management, sales, technology and strategic planning in the telecommunications industry. Mr. Moore’s expertise contributes operational knowledge of important inputs to the Company’s businesses and provides valuable experience in areas of business administration. Mr. Moore also has significant experience, both as a senior executive and as a board member, in joint venture and mergers and acquisition transactions, which is experience that is valuable to the Board. Mr. Moore’s financial and accounting skills qualify him as an audit committee financial expert. Mr. Moore also serves on several other boards of directors, including service on the audit, compensation and corporate governance committees of certain of those boards, providing him with valuable board-level experience. In addition to the several years of business management experience mentioned above, Mr. Moore has international business experience from his time as President of Nortel Japan and as President of AT&T Canada.
Louis A. Simpson has served as a director since May 2005. Mr. Simpson is Chairman of SQ Advisors, LLC, an investment firm. From May 1993 to December 2010, he served as President and Chief Executive Officer, Capital Operations, of GEICO Corporation, a passenger auto insurer. Mr. Simpson previously served as Vice Chairman of the Board of GEICO from 1985 to 1993. During the past five years, Mr. Simpson has held directorships at Science Applications International Corporation and Chesapeake Energy Corporation. Mr. Simpson holds a B.A. degree from Ohio Wesleyan University and an M.A. degree in Economics from Princeton University.
Mr. Simpson is a business executive with significant expertise in insurance, finance and private investment. Mr. Simpson’s expertise contributes all around business acumen, skills in strategic planning and finance, along with knowledge important to mergers and acquisitions activity. Throughout his career, Mr. Simpson has served on the board of directors of more than fifteen publicly traded companies, providing him with extensive and valuable board-level experience. Mr. Simpson’s board-level experience also includes previous audit committee, finance committee, nominating and corporate governance committee and compensation committee experience on certain of those public-company boards. Mr. Simpson is a recognized expert in corporate governance matters, having lectured and presented numerous times on corporate governance topics at seminars and continuing education courses. As indicated above, Mr. Simpson’s career includes executive-level experience as a Chief Executive Officer, providing him with a perspective that the Board values.
Timothy Tomlinson was a corporate lawyer employed as General Counsel of Portola Minerals Company, a producer and seller of limestone products, from May 2011 through December 2013. Mr. Tomlinson was employed as Of Counsel by the law firm Greenberg Traurig, LLP from May 2007 through May 2011. Mr. Tomlinson was the founder and a named partner of Tomlinson Zisko LLP and practiced with this Silicon Valley law firm from 1983 until its acquisition by Greenberg Traurig, LLP in May 2007. He served as managing partner of Tomlinson Zisko LLP for multiple terms. Mr. Tomlinson is a long-tenured member of the Board, having served from the Company’s founding in 1995 until 2002, and again since his reappointment in November 2007. Mr. Tomlinson holds a B.A. degree in Economics, a Ph.D. degree in History, an M.B.A. and a J.D. degree from Stanford University.
Mr. Tomlinson has significant expertise in corporate matters including finance and mergers and acquisitions and has represented clients in the technology industry for more than thirty years. Mr. Tomlinson’s long-term service on our Board has provided him with valuable insight and institutional knowledge of the Company’s history and development. He has extensive experience in corporate governance, both as a lawyer advising clients, and through serving on our Audit, Compensation and Corporate Governance and Nominating Committees, as well as the audit, compensation, and governance committees of other public companies.

Compensation of Directors
This section provides information regarding the compensation policies for non-employee directors and amounts earned and securities awarded to these directors in fiscal 2014. Employee directors are not compensated for their services as a director. D. James Bidzos, a director, is the Company’s Executive Chairman, President and Chief Executive Officer. As an employee of the Company, Mr. Bidzos does not participate in the compensation program for non-employee directors, and he is compensated as an executive officer of the Company. Mr. Bidzos’ compensation is described in “Executive Compensation” elsewhere in this Proxy Statement.

Non-Employee Director Retainer Fees and Equity Compensation Information
On July 22, 2014, the Compensation Committee met to consider the cash and equity-based compensation to be paid to non-employee directors. The Compensation Committee reviewed competitive market data prepared by Frederic W. Cook & Co. (“FW Cook”), its independent compensation consultant, for the same comparator group used to benchmark executive compensation and certain available information for other boards and reviewed the board compensation practices of these companies. For information about the comparator group, see “Executive Compensation—Compensation Discussion and Analysis.” Following this review and consideration of the recommendations made by FW Cook, the Compensation Committee determined that it was in the best interests of Verisign and its stockholders to maintain the amount of the annual cash retainer fees at current levels and maintain the value of the annual equity award grant to each director at $240,000 (made solely in the form of restricted stock units (“RSUs”)). New directors are granted an equity award equal to the pro rata amount of such annual equity award, the amount of which is determined based on the date of such new director’s appointment or election to the Board. Directors are subject to the Company’s Stock Retention Policy as described in “Executive Compensation—Compensation Discussion and Analysis.”
Directors also receive annual cash retainer fees, which in fiscal 2014 were as follows:

Annual retainer for non-employee directors	$40,000
Additional annual retainer for Non-Executive Chairman of the Board(1)	$100,000
Additional annual retainer for Lead Independent Director	$25,000
Additional annual retainer for Audit Committee members	$25,000
Additional annual retainer for Compensation Committee members	$20,000
Additional annual retainer for Corporate Governance and Nominating Committee members	$10,000
Additional annual retainer for Audit Committee Chairperson	$15,000
Additional annual retainer for Compensation Committee Chairperson	$10,000
Additional annual retainer for Corporate Governance and Nominating Committee Chairperson	$5,000

(1)	The position of “Non-Executive Chairman of the Board” was not held during 2014, and as such no annual retainer fees were paid during this period.
Non-employee directors are reimbursed for their expenses in attending meetings.
Non-Employee Director Compensation Table for Fiscal 2014
The following table sets forth a summary of compensation information for our non-employee directors for fiscal 2014. As an executive officer of the Company during fiscal 2014, Mr. Bidzos received no additional compensation for services provided as a director. Information regarding Mr. Bidzos’ compensation may be found under “Executive Compensation.” Ms. Gorelick is not included in the table below as she joined the Board on January 30, 2015.

DIRECTOR COMPENSATION FOR FISCAL 2014

Non-Employee Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
William L. Chenevich	115,000	239,967	354,967
Kathleen A. Cote(3)	80,000	239,967	319,967
Roger H. Moore	75,000	239,967	314,967
John D. Roach	85,000	239,967	324,967
Louis A. Simpson	80,000	239,967	319,967
Timothy Tomlinson(4)	70,000	239,967	309,967

(1)	Amounts shown represent retainer fees earned by each director.

(2)
Stock Awards consist solely of RSUs. Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the applicable awards granted in fiscal 2014. The grant date fair value of each Stock Award granted to each non-employee director on July 22, 2014 was $ 239,967 (4,840 RSUs at $49.58 per share closing price on the grant date).

(3)	As of December 31, 2014, Ms. Cote held outstanding options to purchase 8,844 shares of the Company’s common stock.
(4) As of December 31, 2014, Mr. Tomlinson held outstanding options to purchase 8,884 shares of the Company’s common stock.
Stock options are granted at an exercise price not less than 100% of the fair market value of Verisign’s common stock on the date of grant and have a term of not greater than seven years from the date of grant. Directors are permitted to exercise vested stock options for up to three months following the termination of their Board service other than for death or disability and twelve months for death or disability. RSUs granted to non-employee directors in 2014 vested immediately upon grant. The Compensation Committee may authorize grants with different vesting schedules in the future. The vesting of equity awards for all non-employee directors accelerates as to 100% of any unvested equity awards upon certain changes-in-control as set forth in the Amended and Restated VeriSign, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) and the 1998 Directors Stock Option Plan, as applicable.
The Board Recommends a Vote “FOR” the Election of Each of the Nominated Directors.

CORPORATE GOVERNANCE

Independence of Directors
As required under The NASDAQ Stock Market’s listing standards, a majority of the members of our Board must qualify as “independent,” as determined by the Board. The Board consults with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of The NASDAQ Stock Market.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and Verisign, our executive officers or our independent registered public accounting firm, the Board affirmatively determined on February 11, 2015 that the majority of our Board is comprised of independent directors. Our independent directors are: Mr. Chenevich, Ms. Cote, Ms. Gorelick, Mr. Moore, Mr. Roach (who will not stand for re-election), Mr. Simpson, and Mr. Tomlinson. Each director who serves on the Audit Committee, the Compensation Committee or the Corporate Governance and Nominating Committee is an independent director. Mr. Bidzos serves as Executive Chairman, President and Chief Executive Officer.
Board Leadership Structure
The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its stockholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. This flexibility allows the Board to utilize its considerable experience and knowledge to elect the most appropriate director as Chairman, while maintaining the ability to separate the Chairman of the Board and Chief Executive Officer roles when necessary. This determination is made according to what the Board believes is best to provide appropriate leadership for the Company at such time. Currently, the Company’s eight-member Board is led by Chairman D. James Bidzos. Mr. Bidzos is also an officer of the Company, serving as its Executive Chairman, President and Chief Executive Officer. The Board has appointed William L. Chenevich as Lead Independent Director. The Lead Independent Director presides at all meetings of the Board at which the Chairman of the Board is not present. Seven of the eight directors are independent. Mr. Roach will not stand for re-election at the Meeting.
The Board has determined that its current leadership represents an appropriate structure for the Company. In particular, this structure capitalizes on the expertise and experience of Messrs. Bidzos and Chenevich due to their long-tenured service to the Board. The structure permits Mr. Bidzos to engage in the operations of the Company in a more in-depth way as Executive Chairman, President and Chief Executive Officer. Lastly, the structure ensures Board independence from management by permitting the Lead Independent Director to call and chair meetings of the independent directors separate and apart from the Chairman of the Board.
Mr. Bidzos was a founder of the Company and its initial Chief Executive Officer, and he has been either Chairman or Vice Chairman of the Company’s Board of Directors since the Company’s founding in 1995. Mr. Bidzos’s current tenure as Chairman of the Board dates to August 2007. Mr. Bidzos was appointed Executive Chairman, President and Chief Executive Officer of Verisign on an interim basis on June 30, 2008. On January 14, 2009, Mr. Bidzos resigned as President on an interim basis, and on August 17, 2009, Mr. Bidzos resigned as Executive Chairman and Chief Executive Officer on an interim basis and was appointed Executive Chairman of Verisign. On August 1, 2011, Mr. Bidzos was appointed President and Chief Executive Officer. Mr. Chenevich has also been a member of the Board since the Company’s founding in 1995 and has been the Lead Independent Director since February 2009.

Board Role in Risk Oversight
The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate member of senior management responsible for mitigating these risks within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives a report on risks under its purview, the Chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. All of our Board members have experience with enterprise risk management. In addition, the Board discusses cyber risks regularly during its regularly scheduled board meetings.

Board and Committee Meetings
The Board met six times and its committees collectively met fifteen times during 2014. During 2014, no director attended fewer than 75% of the aggregate of (i) the total number of meetings held by the Board and (ii) the total number of meetings held by all committees on which he or she served. As the Lead Independent Director, Mr. Chenevich may schedule and conduct separate meetings of the independent directors and perform other similar duties.

Board Members’ Attendance at the Annual Meeting
Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. One member of the Board attended our 2014 Annual Meeting of Stockholders.

Corporate Governance and Nominating Committee
The Board has established a Corporate Governance and Nominating Committee to recruit, evaluate, and nominate candidates for appointment or election to serve as members of the Board, recommend nominees for committees of the Board, recommend corporate governance principles and periodically review and assess the adequacy of these principles, and review annually the performance of the Board. The Corporate Governance and Nominating Committee is currently composed of Ms. Cote (Chairperson), Mr. Chenevich, Ms. Gorelick, Mr. Moore, Mr. Simpson and Mr. Tomlinson, each of whom has been determined by the Board to be an “independent director” under the rules of The NASDAQ Stock Market. The Corporate Governance and Nominating Committee operates pursuant to a written charter. The Corporate Governance and Nominating Committee’s charter is located on our website at https://investor.verisign.com/documents.cfm. The Corporate Governance and Nominating Committee met five times during fiscal 2014.
In nominating candidates for election to the Board, the Corporate Governance and Nominating Committee considers the performance and qualifications of each potential nominee or candidate, not only for his or her individual strengths but also for his or her potential contribution to the Board as a group. While it has no express policy, in carrying out this responsibility the Corporate Governance and Nominating Committee also considers additional factors, such as diversity of business administration specialty, expertise within industries and markets tangential or complementary to the Company’s industry, and business contacts among the various market segments relevant to the Company’s sales, human resource and development strategies. Additionally, pursuant to its charter, the Corporate Governance and Nominating Committee evaluates and reviews with the Board the criteria for selecting new directors, including skills and characteristics, in the context of the current composition of the Board and its committees.
The Corporate Governance and Nominating Committee considers candidates for director nominees proposed by directors and stockholders. The Corporate Governance and Nominating Committee may also from time to time retain one or more third-party search firms to identify suitable candidates.
The Corporate Governance and Nominating Committee will consider all candidates identified by the directors, chief executive officer, stockholders, or third-party search firms through the processes described above, and will evaluate each of them, including incumbents and candidates nominated by stockholders, based on the same criteria.
If you would like the Corporate Governance and Nominating Committee to consider a prospective candidate, in accordance with our Bylaws, please submit the candidate’s name and qualifications to: Thomas C. Indelicarto, Secretary, VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190.

Audit Committee
The Board has established an Audit Committee that oversees the accounting and financial reporting processes at the Company, internal control over financial reporting, audits of the Company’s financial statements, the qualifications of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit department and the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee, and the Audit Committee is responsible for the appointment (subject to stockholder ratification), compensation and retention of the independent registered public accounting firm. The Audit Committee also oversees the Company’s processes to manage business and financial risk, and compliance with significant applicable legal and regulatory requirements, and oversees the Company’s ethics and compliance programs. The Audit Committee is currently composed of Mr. Chenevich (Chairperson), Ms. Cote, Mr. Moore and Mr. Roach. Mr. Roach will not stand for re-election at the Meeting. Each member of the Audit Committee meets the independence criteria of The NASDAQ Stock Market and the SEC. Each Audit Committee member meets The NASDAQ Stock Market’s financial knowledge requirements, and the Board has determined that the Audit Committee has at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities as required by Rule 5605(c)(2) of The NASDAQ Stock Market. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and The NASDAQ Stock Market. The Audit Committee’s charter is located on our website at https://investor.verisign.com/documents.cfm. The Audit Committee met five times during fiscal 2014.

Audit Committee Financial Expert
Our Board has determined that William L. Chenevich, Kathleen A. Cote, Roger H. Moore and John D. Roach are “audit committee financial experts” as such term is defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Chenevich, Ms. Cote, Mr. Moore and Mr. Roach meet the independence requirements for audit committee members as defined in the applicable listing standards of The NASDAQ Stock Market.

Report of the Audit Committee
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission (“SEC”) or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that Verisign specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
The Audit Committee is composed of four directors who meet the independence and experience requirements of The NASDAQ Stock Market Rules. The Audit Committee operates under a written charter adopted by the board of directors (the “Board”) of VeriSign, Inc. (“Verisign”). The members of the Audit Committee are Messrs. Chenevich (Chairperson), Moore and Roach, and Ms. Cote. The Audit Committee met five times during fiscal 2014.
Management is responsible for the preparation, presentation and integrity of Verisign’s financial statements, accounting and financial reporting principles and internal controls and processes designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting standards and applicable laws and regulations (the “Internal Controls”). The independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of Verisign’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon.
The Audit Committee is responsible for oversight of Verisign’s financial, accounting and reporting processes and its compliance with legal and regulatory requirements. The Audit Committee is also responsible for the appointment, compensation and oversight of Verisign’s independent registered public accounting firm, including (i) evaluating the independent registered public accounting firm’s qualifications and performance, (ii) reviewing and confirming the independent registered public accounting firm’s independence, (iii) reviewing and approving the planned scope of the annual audit, (iv) overseeing the audit work of the independent registered public accounting firm, (v) reviewing and pre-approving any non-audit services that may be performed by the independent registered public accounting firm, (vi) reviewing with management and the independent registered public accounting firm the adequacy of Verisign’s Internal Controls, and (vii) reviewing Verisign’s critical accounting policies, the application of accounting principles and conduct of the audit, including the oversight of the resolution of any issues identified by the independent registered public accounting firm.
We have adopted a policy regarding rotation of the audit partners (as defined under SEC rules) responsible for the audit of Verisign’s financial statements. The independent registered public accounting firm shall not provide audit services to Verisign if the lead or coordinating audit partner (having primary responsibility for the audit) or the audit partner responsible for reviewing the audit has performed audit services for Verisign in each of the five previous fiscal years.
During fiscal 2014, the Audit Committee met privately with KPMG to discuss the results of the audit, evaluations by the independent registered public accounting firm of Verisign’s Internal Controls and quality of Verisign’s financial reporting.
The Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Verisign’s Annual Report on Form 10-K for the year ended December 31, 2014 with management. This review included a discussion of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that Verisign’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG.
The Audit Committee has discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the firm’s independence with the firm.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Verisign’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.
This report is submitted by the Audit Committee

William L. Chenevich (Chairperson)	Kathleen A. Cote

Roger H. Moore	John D. Roach

Compensation Committee
The Board has established a Compensation Committee to discharge the Board’s responsibilities with respect to all forms of compensation of the Company’s directors and executive officers, to administer the Company’s equity incentive plans, and to produce an annual report on executive compensation for use in the Company’s proxy statement. The Compensation Committee is also responsible for approving and evaluating executive officer compensation arrangements, plans, policies and programs of the Company. The Compensation Committee operates pursuant to a written charter. The Compensation Committee’s charter is located on our website at https://investor.verisign.com/documents.cfm. The Compensation Committee is currently composed of Mr. Simpson (Chairperson), Ms. Gorelick, Mr. Roach (who will not stand for re-election at the Meeting) and Mr. Tomlinson, each of whom is an “independent director” under the rules of The NASDAQ Stock Market for compensation committee members, a “non-employee director” pursuant to Rule 16b-3 promulgated under Section 16 of the Exchange Act and an “outside director” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee met five times during fiscal 2014. For further information regarding the role of compensation consultants and management in setting executive compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

Communicating with the Board
Any stockholder who desires to contact the Board may do so electronically by sending an e-mail to the following address: bod@verisign.com. Alternatively, a stockholder may contact the Board by writing to: Board of Directors, VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190, Attention: Secretary. Communications received electronically or in writing are distributed to the Chairman of the Board or other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Ethics
We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and other senior accounting officers. This code of ethics, titled “Code of Ethics for the Chief Executive Officer and Senior Financial Officers,” is posted on our website along with the “Verisign Code of Conduct” that applies to all officers and employees, including the aforementioned officers. The Internet address for our website is www.verisigninc.com, and the “Code of Ethics for the Chief Executive Officer and Senior Financial Officers” may be found from our main Web page by clicking first on “Investors,” next on “Corporate Governance,” next on “Ethics and Business Conduct,” and finally on “Code of Ethics for the Chief Executive Officer and Senior Financial Officers.” The “Verisign Code of Conduct” applicable to all officers and employees can similarly be found on the Web page for “Ethics and Business Conduct” under the link entitled “Verisign Code of Conduct—2012.”
We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the “Code of Ethics for the Chief Executive Officer and Senior Financial Officers” or, to the extent also applicable to the principal executive officer, principal financial officer, or other senior accounting officers, the “Verisign Code of Conduct—2012” by posting such information on our website, on the Web page found by clicking through to “Ethics and Business Conduct” as specified above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 27, 2015, except as otherwise indicated, by:

•	each current stockholder who is known to own beneficially more than 5% of our common stock;

•	each current director;

•	each of the Named Executive Officers (see “Executive Compensation—Summary Compensation Table” elsewhere in this Proxy Statement); and

•	all current directors and executive officers as a group.
The percentage ownership is based on 116,961,008 shares of common stock outstanding at February 27, 2015. Shares of common stock that are (i) covered by RSUs vesting or (ii) subject to options currently exercisable or becoming exercisable, each within 60 days of February 27, 2015, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

BENEFICIAL OWNERSHIP TABLE

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percent(1)
Greater Than 5% Stockholders

Capital World Investors(2) 333 South Hope Street Los Angeles, CA 90071	16,027,044	13.70%

Warren Buffett(3) Berkshire Hathaway, Inc. 3555 Farnam Street Omaha, NE 68131	12,985,000	11.10%

T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	11,865,953	10.14%

The Vanguard Group(5) 100 Vanguard Boulevard Malvern, PA 19355	8,839,869	7.56%

Capital International Investors(6) 333 South Hope Street Los Angeles, CA 90071	8,344,063	7.13%

BlackRock, Inc. (7) 55 East 52nd Street New York, NY 10022	6,374,035	5.45%

Directors and Named Executive Officers
D. James Bidzos	466,575	*
William L. Chenevich	26,347	*
Kathleen A. Cote(8)	35,645	*
Jamie S. Gorelick	2,075	*
Roger H. Moore	26,304	*
John D. Roach	4,853	*
Louis A. Simpson(9)	203,974	*
Timothy Tomlinson(10)	14,140	*
George E. Kilguss	43,375	*
Thomas C. Indelicarto	5,635	*
Patrick S. Kane(11)	65,359	*
Richard H. Goshorn	15,305	*
All current directors and executive officers as a group (10 persons)(12)	909,587	*

*	Less than 1% of Verisign’s outstanding common stock.

(1)
The percentages are calculated using 116,961,008 outstanding shares of the Company’s common stock on February 27, 2015 as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Exchange Act, beneficial ownership information for each person also includes shares subject to options exercisable, or RSUs vesting, within 60 days of February 27, 2015, as applicable.

(2)
Based on Schedule 13G filed on February 13, 2015 with the SEC by Capital World Investors, with respect to beneficial ownership of 16,027,044 shares. Capital World Investors has sole voting power over 16,027,044 of these shares and sole dispositive power over 16,027,044 of these shares.

(3)
Based on Schedule 13G filed on August 4, 2014 with the SEC by Berkshire Hathaway, Inc., with respect to beneficial ownership of 12,985,000 shares. Berkshire Hathaway, Inc., is a diversified holding company which Mr. Buffett may be deemed to control. Mr. Buffett and Berkshire Hathaway share voting and dispositive power over 12,985,000 of these shares, which include shares beneficially owned by certain subsidiaries of Berkshire Hathaway.

(4)
Based on Schedule 13G filed on February 11, 2015 with the SEC by T. Rowe Price Associates, Inc. with respect to beneficial ownership of 11,865,953 shares. T. Rowe Price Associates, Inc. has sole voting power over 3,133,953 of these shares and sole dispositive power over 11,865,953 of these shares.

(5)
Based on Schedule 13G filed on February 11, 2015 with the SEC by The Vanguard Group with respect to beneficial ownership of 8,839,869 shares. The Vanguard Group has sole voting power over 195,765 of these shares, sole dispositive power over 8,653,636 of these shares and shared dispositive power over 186,233 of these shares.

(6)
Based on Schedule 13G filed on February 13, 2015 with the SEC by Capital International Investors with respect to beneficial ownership of 8,344,063 shares. Capital International Investors has sole voting power over 7,299,183 of these shares and sole dispositive power over 8,344,063 of these shares.

(7)
Based on Schedule 13G filed on February 9, 2015 with the SEC by BlackRock, Inc. with respect to beneficial ownership of 6,374,035 shares. BlackRock has sole voting power over 5,366,464 of these shares and sole dispositive power over 6,374,035 of these shares.

(8)	Includes 8,884 shares subject to options held directly by Ms. Cote which Ms. Cote subsequently exercised and held on March 3, 2015.

(9)	Includes 199,134 shares held by a grantor retained annuity trust, under which Mr. Simpson is the trustee.

(10)	Includes 14,140 shares held indirectly by the Tomlinson Family Trust, under which Mr. Tomlinson and his spouse are co-trustees.

(11)	Includes 7,374 shares subject to options held directly by Mr. Kane.

(12)	Includes the shares described in footnotes (8)-(11).

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of Verisign’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and The NASDAQ Stock Market. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock.
Based solely on a review of the reports we filed on behalf of our directors and executive officers, or written representations from reporting persons that all reportable transactions were reported, the Company believes that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with for fiscal 2014, except one report was filed late by the Company on behalf of George E. Kilguss, III covering one transaction.

PROPOSAL NO. 2
TO APPROVE VERISIGN, INC. ANNUAL INCENTIVE COMPENSATION PLAN
Summary of the VeriSign, Inc. Annual Incentive Compensation Plan
At the Annual Meeting of Stockholders, we will ask the stockholders to approve the VeriSign, Inc. Annual Incentive Compensation Plan (the “Plan”), which will replace the Company’s current Annual Incentive Compensation Plan which was approved by stockholders on May 27, 2010 and will expire on December 31, 2015. The purpose of the Plan is to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining executive officers by providing incentives and financial rewards to such executive officers. The Plan also provides the Company with the opportunity, although not the obligation, to make awards intended to be deductible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). If approved by stockholders, the Plan will become effective as of the date of approval by the holders of the then outstanding securities of the Company entitled to vote generally in the election of directors.
The material terms of the Plan are summarized below. This summary is qualified by reference to the full text of the Plan, which is included as Appendix A to this Proxy Statement.
Administration; Amendment and Termination. The Plan is administered by the Compensation Committee of the Board of Directors of the Company, or any subcommittee of the Compensation Committee formed by the Compensation Committee to act on its behalf under the Plan (the Compensation Committee or any such subcommittee, for the purposes of this section, the “Committee”). The Committee has broad authority to administer and interpret the Plan and its provisions as it deems necessary and appropriate. The Committee will be composed solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Board of Directors or the Committee may amend or terminate the Plan at any time. Amendments to the Plan will require stockholder approval to the extent required to comply with applicable law or stock exchange requirements.
Eligibility.  Executive officers of the Company who are selected by the Committee to participate in the Plan are eligible to receive awards under the Plan. Currently, there are three executive officers of the Company who have been selected by the Committee to participate in the Plan.
Performance Criteria.  The Committee will establish specific performance targets applicable to awards granted under the Plan, determine the period over which such performance will be measured and establish an objective formula for calculating the bonus payable to each participant pursuant to his or her award. The Committee will take these actions within 90 days of the beginning of the Company’s fiscal year (or, if earlier, by the expiration of 25% of the applicable performance period).
The performance targets may be based on one or more of the following performance criteria: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; cash flow or cash flow per share; return on assets or net assets; appreciation in and/or maintenance of the price of shares of the Company’s common stock or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s)); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; or recruiting and maintaining personnel.
The Committee may also specify any exclusion(s) or inclusion(s) for charges related to any event(s) or occurrence(s) which the Committee determines should appropriately be excluded or included, as applicable, for purposes of measuring performance against the applicable performance targets, which may include (a) restructurings, reorganizations, discontinued operations, non-core businesses in continuing operations, acquisitions, dispositions, or any extraordinary nonrecurring, unusual or infrequently occurring items as described in ASC Subtopic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year, (b) the cumulative effects of tax or accounting changes, each in accordance with generally accepted accounting principles, (c) foreign exchange gains or losses, (d) stock-based compensation, (e) amortization of intangible assets, impairments of goodwill and other intangible assets, asset write downs, or non-cash interest expense or (f) litigation or claim judgments or settlements. In addition, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render previously established performance goals unsuitable, the Committee may in its discretion modify such performance goals or the related levels of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided that, unless the Committee determines otherwise, no such action shall be taken if and to the extent it would result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code.
The Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant, a change in control of the Company, or as otherwise determined by the Committee in special circumstances, in each case in accordance with the exception for performance-based compensation set forth in Section 162(m) of the Code.
Maximum Award; Payment of Awards. The maximum dollar value of an award payable to any participant in any 12-month period is $5,000,000. The amount of the award actually paid to a participant may, in the sole discretion of the Committee, be reduced to less than the amount otherwise payable to the participant based on attainment of the performance goals for the performance period (including that any such amount may be reduced to zero). Each award under the Plan will be paid in cash or, to the extent provided in such stock plan, in share awards under a stockholder-approved stock plan of the Company. If permitted by the Committee, receipt of payment pursuant to awards under the Plan may be deferred under certain circumstances in accordance with a deferred compensation plan that complies with Section 409A of the Code.
Incentive Compensation Recovery. Notwithstanding any other provision of the Plan, all awards made pursuant to the Plan may be recovered by the Committee, in whole or in part, if such recovery is required by applicable law or regulations, including rules and regulations promulgated by the Securities and Exchange Commission and the NASDAQ Stock Market or any policy adopted by the Company.
Termination of Employment.  Payment to each Participant shall be subject to the Participant’s continuous employment with the Company or an affiliate through the applicable payment date. If a Participant does not remain continuously employed with the Company or an affiliate through the applicable payment date for an award, the participant will forfeit his or her right to any payment pursuant to such award; provided that, except where the participant was terminated for cause (as determined by the Committee in its sole discretion), the Committee, in its sole discretion, may determine to pay such participant all or any portion of such award, subject to such terms and conditions as the Committee may establish and, unless the Committee determines otherwise, subject to compliance with the exception for performance-based compensation set forth in Section 162(m) of the Code.
Federal Income Tax Consequences
The following is a summary of certain federal income tax consequences of awards made under the Plan, based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the Plan. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.
If an award under the Plan is paid in cash or its equivalent, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time the award is paid in an amount equal to the cash or the fair market value of its equivalent, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m)

of the Code apply. Section 162(m) of the Code limits the deductibility of certain compensation of the Chief Executive Officer and the next three most highly compensated officers of publicly-held corporations (other than the Chief Financial Officer). Compensation paid to such an officer during a year in excess of $1,000,000 that is not performance-based (and does not comply with another exception from Section 162(m)) would not be deductible on the Company’s federal income tax return for that year. It is the intention of the Company, although not its obligation, that compensation attributable to awards payable under the Plan qualify as performance-based compensation under Section 162(m) of the Code.
Plan Benefits
The amounts of awards for fiscal year 2015 and any subsequent years will be determined based upon the performance criteria and any maximum bonus amounts below the $5,000,000 cap that may be established by the Committee from time to time for such year. As a result, it is not possible to determine the amounts of awards for fiscal year 2015 or subsequent years at this time. See the Summary Compensation Table elsewhere in this Proxy Statement for the incentive awards the Committee actually determined to pay our Named Executive Officers for the 2014 fiscal year.
Approval
Under Delaware law, Section 162(m) of the Code and the charter and Bylaws of the Company, the Plan, including the material terms of the performance goals set forth therein, is approved by stockholders if a majority of the shares of common stock present or represented by proxy and entitled to vote on the subject matter vote in favor of the approval of this Proposal No. 2.

The Board Recommends a Vote “FOR” the Approval of the Annual Incentive Compensation Plan.

PROPOSAL NO. 3
TO APPROVE, ON A NON-BINDING ADVISORY BASIS, VERISIGN’S EXECUTIVE COMPENSATION
Under Schedule 14A of the Exchange Act and the corresponding SEC rules, Verisign is seeking an advisory stockholder vote with respect to compensation awarded to our Named Executive Officers for 2014 as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement. The stockholder vote on executive compensation is advisory only, and the result of the vote is not binding upon the Company or its Board. Although the resolution is non-binding, the Board and the Compensation Committee will consider the outcome of the advisory vote on executive compensation when making future compensation decisions. On May 26, 2011, the majority of the Company’s stockholders voted in favor of an annual non-binding stockholder advisory vote on executive compensation and, in consideration of the outcome of the frequency vote, the Board determined to hold such advisory vote each year. Following the Meeting, the next such non-binding advisory vote to approve Verisign’s executive compensation is scheduled to occur at the 2016 Annual Meeting of Stockholders.
Verisign’s executive compensation program and compensation paid to the Named Executive Officers are described elsewhere in this Proxy Statement. The Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objectives of the program: to provide competitive overall pay relative to peers, taking into account company and individual performance, to effectively tie pay to performance, and to align the Named Executive Officers’ interests with stockholders.
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior fiscal year’s annual compensation to the Named Executive Officers. You may vote for or against the following resolution, or you may abstain. This vote is advisory and non-binding.
Resolved, that the stockholders approve the compensation of VeriSign, Inc.’s Named Executive Officers, as disclosed under Securities and Exchange Commission rules, including the Compensation Discussion and Analysis section, the compensation tables and related material included in this Proxy Statement.
The Board Recommends a Vote “FOR” the foregoing resolution.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides comprehensive information about our executive compensation program for our fiscal 2014 Named Executive Officers (“NEOs”), who are listed below, and provides context for the decisions underlying the compensation reported in the executive compensation tables in the Proxy Statement. Our NEOs are:

•
D. James Bidzos, Executive Chairman, President and Chief Executive Officer (throughout the CD&A the person occupying the position of President and Chief Executive Officer will be referred to from time to time as the “CEO”);

•	George E. Kilguss, III, Senior Vice President and Chief Financial Officer (“CFO”);

•	Thomas C. Indelicarto, Senior Vice President, General Counsel and Secretary (Mr. Indelicarto was appointed Senior Vice President, General Counsel and Secretary effective November 14, 2014);

•
Patrick S. Kane, Senior Vice President, Naming Services (Due to a change in Mr. Kane’s role and responsibilities with the Company, on February 19, 2014, the Board determined that Mr. Kane was no longer an executive officer and Section 16 Officer but he continues to serve the Company as a senior officer); and

•	Richard H. Goshorn, Former Senior Vice President, General Counsel and Secretary (Mr. Goshorn resigned from the Company effective November 14, 2014).
In the sections below, we will describe the material elements of our executive compensation program for 2014, including how we set compensation, tied pay to performance, and our executive compensation governance practices. Our executive compensation program encompassed our NEOs and other senior vice presidents. We refer to our NEOs and other senior vice presidents, who are not NEOs, collectively as our “senior officers.”
Executive Summary
In fiscal 2014, we continued to meet our long-term objective of profitable growth while maintaining and protecting the critical Internet infrastructure we operate. From a financial perspective, we generated 5% revenue growth and a record $564 million of operating income. During 2014, we processed 34 million new domain name registrations for .com and .net, the same as 2013. We repurchased 16.3 million shares of our common stock for an aggregate cost of $867.1 million in 2014. We also continued our focus on our customers by delivering another year of .com and .net continuous resolution system availability, and continued our focus on our shareholders by returning excess capital through share repurchases.
2014 Company Performance Highlights:    The table below illustrates the results of our core operations in 2014:

Key Financial Measure	Result	2014 vs. 2013 Performance
Revenues	$1,010.1 million	5% increase
Operating income	$564.4 million	7% increase
Net cash provided by operating activities	$600.9 million	4% increase

2014 Executive Compensation Program Highlights:    In 2014, our focus remained on the alignment of pay and performance. The following table provides highlights of our 2014 compensation program and changes we made in 2014:

Item	Action or Change	Rationale

Annual base salary increases
No annual salary increases were provided in 2014 to our NEOs, except in the case of Mr. Indelicarto who received a base salary increase upon promotion to Senior Vice President, General Counsel and Secretary.
Salaries were appropriately aligned with the market.

Annual incentive bonus	Funded bonus pool at 118.0% of target.
The pre-established formula for determining the size of the bonus pool yielded funding equal to 118.0% of target based on achievement levels of our key financial metrics of revenue and non-GAAP operating margin.

Long-term incentive compensation	Granted equity awards comprised of 50% time-vesting Restricted Stock Units (“RSUs”) and 50% performance-based RSUs.	To provide immediate retentive value, tie long-term incentive compensation to Company performance, and create strong alignment with driving stockholder value.

Stock retention policy
No changes to ownership guidelines for CEO and SVP level:
• 6x base salary for CEO;
• 2x base salary for SVP level and above.

The retainer ratio for Directors was increased from 3x to 5x.

These guidelines remain in place until six months after separation of service from the company.

To ensure alignment of our Directors, CEO’s and Senior Vice Presidents’ interests with interests of stockholders.

The retainer ratio for Directors was increased to more closely align with market practice.

Peer group
Conducted annual review of companies to be included in our peer group. Methodology remained consistent with previous year in which we included companies in the Software & Services Industry Group of the Global Industry Classification that are within 1/3 to 3x our annual revenue and market capitalization.
To ensure our peer group reflects competitive market for talent and companies similar to us in industry, size and complexity.
Results of Shareholder Advisory Votes on Executive Compensation: When the Compensation Committee of our Board of Directors (the “Compensation Committee” or “Committee”) set compensation amounts for 2015, it took into account the results of the stockholder advisory vote on executive compensation that took place in May 2014. Although the vote was advisory and not binding, our stockholders indicated strong approval and support of our executive compensation program for our NEOs as disclosed in the 2014 Proxy Statement (113,049,342 votes were in favor, 106,664 abstained and 2,353,506 voted against, with 7,375,382 broker non-votes). Approximately 86% of votes (number of shares entitled to vote as of the record date was 132,063,920) were in favor of our NEO compensation program. We believe this strong support indicates that the pay-for-performance emphasis in our executive compensation program is appropriately aligned with the interests of our stockholders.

Compensation Philosophy and Objectives
Verisign’s reputation as an industry leader in the secure and reliable operation of critical Internet infrastructure is built on the executive talent we are able to attract and retain. Our executive compensation program is designed to ensure we have the talent we need to maintain our current high performance standards and grow our business for the future. Our philosophy is to provide a mix of compensation that motivates our executives to achieve our short and long-term performance goals, which in turn will create value for our stockholders.
Our executive compensation program is designed with the following objectives in mind:

Objective	Program Design Element

Attract and retain talented executives
• Provide a competitive level of total direct compensation (base salary, bonus and long-term incentive).

• Provide a portion of executive compensation in the form of time-vesting RSUs that have retentive value as they vest over a multi-year period.

Tie a significant portion of executives’ compensation to achievement of the Company’s performance objectives
• Program is weighted in favor of annual and long-term incentives and includes performance-based RSUs. Performance objectives are tied to stockholder value creation and other financial and strategic goals.

• Under the annual incentive program, awards based on Company performance may be modified up or down based on individual performance to closely align executives’ personal accomplishments with their compensation.

Align the interests of our executives with our stockholders
• Provide annual equity grants that vest over a multi-year period and are comprised of 50% time-vesting RSUs and 50% performance-based RSUs.

• Require executives to meet stock ownership guidelines and retain their required ownership until six months after termination of employment.

Pay and Performance Relationship: Attracting and retaining the level of executive talent we need to be successful is a key objective of our executive compensation program. However, it is equally important that our executives are motivated and rewarded to achieve objectives that provide long-term benefits to our stockholders. We have designed our executive compensation program so that a significant amount of our NEOs’ compensation is performance-based to ensure the actual compensation paid to our executives is appropriately aligned with our Company’s performance and stockholders’ long-term interests. The charts below illustrate our emphasis on performance-based compensation.

Executive Chairman, President and CEO
Pay Mix at Target

Base Salary 10.0%
Target Bonus 10.0%
LTI Grant Value 80.0%

Total Performance-Based Compensation[1] = 90.0%

NEOs Excluding CEO
Pay Mix at Target

Base Salary 20.5%
Target Bonus 12.3%
LTI Grant Value 67.2%

Total Performance-Based Compensation[1] = 79.5%

1Performance-Based Compensation = Annual incentive bonus and long-term incentive (“LTI”), valued as of the date of the grant.
Note that the graph “NEOs Excluding CEO Pay Mix at Target” includes Mr. Indelicarto’s pay. Mr. Indelicarto was promoted to Senior Vice President, General Counsel and Secretary effective November 14, 2014. The chart includes his annual target salary as Senior Vice President and the value of the equity he received over the course of 2014. If he were excluded, the Pay Mix would be 19.6%, 11.8% and 68.6% for Base Salary, Target Bonus and LTI Grant Value, respectively. The variance is primarily attributable to a portion of the value of his 2014 equity being associated with his Vice President role.
Our Process for Setting Compensation
Role of the Compensation Committee:    The Compensation Committee oversees our compensation and benefit programs and sets the policies that govern compensation of our senior officers, including NEOs, and other employees. As part of its role in approving senior officers’ compensation, the Compensation Committee annually:
•    Reviews and makes changes as appropriate to the peer group used to benchmark competitive compensation levels for our senior officers;
•    Reviews and approves design elements of senior officer compensation for market competitiveness, and alignment with Company performance;
•    Sets performance goals for our annual and long-term incentive compensation programs;
•    Reviews the Board’s assessment of the individual performance of the CEO achieved during the fiscal year and approves any adjustments to the CEO’s base salary, annual incentive and equity awards based on this assessment; and
•    Reviews the CEO’s assessment of individual performance of each senior officer in conjunction with performance achieved during the fiscal year and approves any adjustments to base salary and annual incentive and equity awards based on this assessment.
Role of Management:    The CEO annually reviews the performance of each senior officer, other than the CEO (whose performance is reviewed by the Board), and makes recommendations to the Committee for base salary adjustments, incentive bonus payouts and equity awards based on this assessment.
Role of External Compensation Consultant:    The Compensation Committee has engaged FW Cook as its independent consultant to assist it in evaluating and analyzing the Company’s executive compensation program and principles. FW Cook also reviews compensation design recommendations by the Company’s management and provides recommendations to the Compensation Committee for any changes to the CEO’s compensation. FW Cook provides the following services to the Compensation Committee:

•
Analyzes the senior officers’ annual compensation based on comparisons to the Company’s peer group, including comparing target and actual total compensation and advises the Compensation Committee on the appropriateness of management’s recommendations for any changes to the senior officers’ compensation;

•	Reviews the Company’s peer group annually and provides recommendations for changes as appropriate;

•	Advises the Compensation Committee on best practices related to governance and design of executive compensation programs;
•    Reviews the Company’s equity compensation philosophy and incentive design;
•    Reviews the risk assessment of company incentive plans and arrangements;

•	Reviews the draft CD&A; and

•	Reviews non-employee director compensation.
At its meeting in December 2014, the Committee reviewed FW Cook’s performance and assessed FW Cook’s independence against the six independence factors set forth in the NASDAQ rules. FW Cook provided the Committee with a written statement addressing the six independence factors and presented information which addressed all factors. Upon review of FW Cook’s responses, the Committee determined that FW Cook was independent and engaged FW Cook for fiscal year 2015. FW Cook performs no other services for the Company and the Committee believes its services for the Committee do not raise any conflicts of interest.
Competitive Market Assessment:    Each year, we assess the competitiveness of our senior officers’ (including our NEOs’) base salary, annual incentive bonus targets and long-term incentive compensation targets (element by element and in the aggregate) by comparing our program to a peer group of publicly-traded high technology companies that we view as our competitors for executive talent. We examine the compensation data of our peer group and also review broader publicly-available survey data for high technology companies that are comparable to us in annual revenues.
The Compensation Committee carefully considers our peer group and survey data when determining total compensation for its NEOs. The Compensation Committee also considers a senior officer’s individual performance, future potential, and scope of responsibilities and experience when approving compensation.
Each year, the Compensation Committee reviews the peer group with the assistance of its independent consultant and makes changes as appropriate in order to ensure it continues to appropriately reflect the competitive market for executive talent.
For 2014, our peer group was made up of the following 14 companies:

Akamai Technologies	Equinix	Rackspace Hosting

ANSYS	FactSet Research Systems	Red Hat

Autodesk	Informatica	Rovi

Citrix Systems	MICROS Systems	Solera Holdings

	Nuance Communications	TIBCO Software
Following its annual review of the peer group, which took place during its regularly scheduled meeting in December 2014, the Compensation Committee determined to make no changes to the group for 2015 with the exception of removing MICROS Systems and TIBCO Software. In 2014, MICROS Systems was acquired by Oracle, and TIBCO Software was acquired by Vista Equity Partners. The peer group includes companies in the Global Industry Classification (GIC) Industry Group of Software and Services only, and within that GIC generally includes those with revenue and market capitalization 1/3x to 3x that of Verisign.

The chart below illustrates Verisign’s revenue and market capitalization percentile rank as compared to its 2014 peer group as of December 31, 2014 with revenue reflecting the most recently reported four quarters prior to December 2014. The peer data excludes MICROS Systems and TIBCO Software as data was unavailable for the relevant time period given that both companies were acquired.

Elements of Our Executive Compensation Program
Our executive compensation program is made up of three main elements: base salary, annual incentive bonus, and long-term incentive compensation. The chart below shows our objectives for each element of compensation, what factors we use to determine actual awards, and how awards are positioned compared to relevant market data.

Element	Objective	Factors Used to Determine Awards	Market Positioning

Base Salary	Provide a guaranteed level of annual income in order to attract and retain our executive talent.	• Job responsibilities • Experience • Individual contributions • Future potential • Internal pay equity • Effect on other elements of compensation and benefits including target bonus amounts	We review peer group and relevant survey data and pay particular attention to the 50th percentile in both data sets. We adjust for individual factors.

Annual Incentive Bonus	Provide a target reward for achieving financial and strategic operational goals, and a greater than target award for exceeding goals.	• Company performance measures • Individual performance	We review peer group and relevant survey data and pay particular attention to the 50th percentile in both data sets. We adjust for individual factors.

Long-Term Incentive Compensation	Provide a reward that incents executives to manage Verisign from the perspective of a stockholder. Also, to retain our executive talent.	• Job responsibilities • Individual contributions • Future potential • Value of vested and unvested outstanding equity awards • Internal pay equity	We review peer group and relevant survey data and pay particular attention to the 50th percentile in both data sets. We adjust for individual factors.

Base Salary:    For 2014, the Compensation Committee reviewed competitive benchmark data provided by FW Cook and recommendations from our CEO regarding each senior officer’s individual performance. Based on that review, no adjustments were made by the Compensation Committee to NEOs’ salaries as summarized in the chart below.

Name	Position	2013 Base Salary	2014 Base Salary	Rationale for Adjustment
D. James Bidzos	Executive Chairman, President and CEO	$750,000	$750,000	Mr. Bidzos’ salary was not increased and has not been since he assumed the CEO role in August 2011.

George E. Kilguss, III	Senior Vice President and CFO	$410,000	$410,000	Mr. Kilguss’ base salary was not increased based on review of peer group market data.

Thomas C. Indelicarto	Senior Vice President, General Counsel and Secretary		$330,000
Mr. Indelicarto was promoted from Vice President, Associate General Counsel to Senior Vice President, General Counsel and Secretary effective November 14, 2014 following the departure of Mr. Goshorn. His base salary represents his salary upon promotion to Senior Vice President.

Patrick S. Kane	Senior Vice President, Naming Services	$325,500	$325,500	Mr. Kane’s base salary was not increased in 2014 based on a review of peer group market data.

Richard H. Goshorn	Former Senior Vice President, General Counsel and Secretary	$408,000	$408,000	Mr. Goshorn’s base salary was not increased in 2014 based on a review of peer group market data. Mr. Goshorn departed the Company on November 14, 2014.
Annual Incentive Bonus:    We provide annual cash bonuses to our employees, including our NEOs, under the Verisign Performance Plan (“VPP”) based on the Company’s achievement of pre-established financial and strategic operational goals, as well as individual performance.
The target annual incentive opportunity for each of our NEOs is determined based on a comparison to our peer group and information obtained from relevant survey data. Each of the target bonuses for our NEOs was at or slightly below the 50th percentile of our peer group. For 2014, the Compensation Committee approved the following bonus targets as a percent of base salary for our NEOs:

NEOs	2014 Bonus Target as a % of Base Salary
CEO	100%
CFO	70%
Senior Vice Presidents	60%
The Compensation Committee approves actual annual incentive award payments for our senior officers, including NEOs, taking into account the Company’s performance. The Company’s performance determines the initial level of funding for the annual incentive bonus pool. The Compensation Committee then considers, and approves as appropriate, management’s recommendation for modifying any individual awards above or below the level of funding based on an assessment of individual performance, subject to the maximum individual bonus payments described below for NEOs under Tax Treatment of Executive Compensation.
The Company’s performance goals for the fiscal 2014 VPP were approved by the Compensation Committee in February 2014 and were based on two financial measures: Revenue and non-GAAP operating margin, both weighted equally at 50%.
For purposes of determining the bonus pool, we calculate the non-GAAP operating margin by taking the consolidated non-GAAP operating income as a percentage of revenue. We determine the consolidated non-GAAP operating income by excluding stock-based compensation from the Company’s consolidated operating income. We use this non-GAAP performance measure because we believe it presents a clearer picture of the performance of the Company’s core operations than the corresponding GAAP performance measures.

A description of the performance measures and funding established for each of the goals pertaining to the 2014 VPP are set forth below:

•
Revenue: Weighted at 50% of the total bonus pool, this component would be funded when the actual results met a threshold level of achievement greater than 97% of the established target of $1,020.0 million. Revenue achievement between 97% and 100% of target would result in funding from 0% to 100% with respect to this goal; revenue achievement between 100% and 103.8% of target would result in funding from 100% to 200% with respect to this goal.

•
Non-GAAP operating margin: Weighted at 50% of the total bonus pool, this component would be funded when the actual results met a threshold level of achievement greater than 97% of the established target of 58.8%. Non-GAAP operating margin achievement between 97% and 100% of target would result in funding from 0% to 100% with respect to this goal; non-GAAP operating margin achievement between 100% and 104.4% of target would result in funding from 100% to 200% with respect to this goal.

The chart below illustrates how each goal component and its respective performance achievement resulted in a final funding multiplier of 118.0% of total target bonus pool for the VPP bonus plan.

Goal	Target	Actual	Actual as % of Target	Achievement	Weighting	Funding Multiplier
Revenue	$1,020.0	$1,010.1	99.0%	80.0%	50%	40.0%
Non – GAAP operating margin	58.8%	60.2%	102.4%	156.0%	50%	78.0%
Total						118.0%
In order to establish actual award amounts under the VPP bonus plan, the Compensation Committee also reviewed the CEO’s assessment of individual performance of the NEOs and considered the Board’s assessment of the CEO’s individual performance. The chart below indicates the Compensation Committee’s approved annual incentive bonus award for each NEO under the 2014 VPP bonus plan.

				2014 Actual Bonus Payment
Name	Position	2014 Base Salary	Bonus Target as a % of Base Salary	Funding Multiplier as a % of Target	Actual Payout as a % of Target	Actual Payout Amount	Actual Payout as a % of Base Salary	Notes
D. James Bidzos	Executive Chairman, President and CEO	$750,000	100%	118.0%	118.0%	$885,000	118.0%	Mr. Bidzos’ bonus payment was made at the funding multiplier level of 118.0% of his target bonus. No further adjustment was made.

George E. Kilguss, III	Senior Vice President and CFO	$410,000	70%	118.0%	122.0%	$350,000	85.4%	Mr. Kilguss’ bonus payout was made at 122.0%. The adjustment over the funding multiplier was made due to exceptional performance.

Thomas C. Indelicarto	Senior Vice President, General Counsel and Secretary	$330,000	33%(1)	118.0%	130.0%	$140,267	42.5%	Mr. Indelicarto’s bonus payout was made at 130.0% of his prorated target. The adjustment over the funding multiplier was made due to exceptional performance.

Patrick S. Kane	Senior Vice President, Naming Services	$325,500	60%	118.0%	118.0%	$230,454	70.8%	Mr. Kane’s bonus payout was made at the funding multiplier level of 118.0% of his target bonus. No further adjustment was made.

Richard H. Goshorn	Former Senior Vice President, General Counsel and Secretary	$408,000	60%	118.0%	-	-	-
Mr. Goshorn terminated on November 14, 2014 and was ineligible for bonus. Pursuant to the terms of Mr. Goshorn’s general release of claims against the Company, he received cash separation payment including $212,976 for a 2014 pro-rated target bonus amount.

(1)Mr. Indelicarto’s prorated target bonus (33%) was calculated based on the portion of the year he spent as the Vice President, Associate General Counsel role from January 1, 2014 to November 13, 2014 at a base salary of $269,301and bonus target of 35%, and the remainder of 2014 in the Senior Vice President, General Counsel and Secretary role with a base salary of $330,000 and a bonus target of 60%.
Long-Term Incentive Compensation:    Equity-based grants are a key element of our total compensation program. Consistent with our compensation philosophy, we believe it is important that these awards have a performance component and that they are aligned with total shareholder return. The target award amounts are based on several factors including competitiveness as determined by our peer group and relevant survey data provided by FW Cook, job responsibilities, individual contributions, and future potential of the executive. The target award amounts for our NEOs generally approximate or are slightly below the 50th percentile of our peer group.
In 2014, the Compensation Committee granted long-term equity compensation to our senior officers consisting of 50% performance-based RSUs and 50% time-vesting RSUs. The time-vesting RSUs provide strong retentive value for our executive talent as they vest ratably over four years. They are also linked to increases in stockholder value creation as their value goes up or down with the Company’s stock price. The performance-based RSUs are linked to long-term Company financial performance as well as increases in stockholder value. The 2014 performance-based RSUs cliff vest at the end of a three-year performance period, which also provides a strong retention incentive.
The 2014 performance-based RSUs are based on two financial measures – compound annual growth rate (“CAGR”) of operating income per share growth and Total Shareholder Return (“TSR”) of Verisign stock compared to the TSR of S&P 500 index. The number of RSUs earned may range from 0 to 200% of the target award based on CAGR of operating income per share growth for the relevant performance period, but no more than 100% of target may be earned unless the TSR of Verisign stock equals or outperforms the TSR of the S&P 500 index for the period January 1, 2014 through December 31, 2016. We believe that the performance metrics coincide with shareholder interests, create a long-term performance focus and complement the performance metrics in the Company’s short term annual incentive plan.

The chart below illustrates the vesting schedule and performance metrics for the 2014 equity grant.

	2015	2016	2017	2018
Grant of Time-Vesting RSUs 50% of LTI Grant (1)	25% vested on February 19, 2015	25% vesting on February 19, 2016	25% vesting on February 19, 2017	25% vesting on February 19, 2018

Grant of Performance-Based RSUs 50% of LTI Grant (1)	N/A	N/A	Number of RSUs earned based on performance achievement during 2014-2016 determined in February 2017(2)	N/A

(1)	Except for the CEO, whose grant of time-vesting RSUs was 42% of LTI Grant and performance-based RSUs was 58% of LTI grant.

(2)
Vesting will be on the later of the date the achievement of the performance goal is certified and the date the Company receives an unqualified signed opinion of the Company’s financial statements from its independent registered public accounting firm.

Equity awards for NEOs were granted on February 19, 2014 at the regularly scheduled Compensation Committee meeting. The Compensation Committee approved the total value granted to individual executives (time-vesting and performance-based) based on the factors discussed herein. The actual number of RSUs was a function of the closing stock price on February 19, 2014.

The chart below shows the number of RSUs granted to each NEO in 2014:

		2014 Equity Grants
Name	Position	Total Market Value of Equity Grant	FMV at Grant per RSU	Time- Vesting RSUs granted (1)	Performance- Based RSUs granted (2)	Notes
D. James Bidzos	Executive Chairman, President and CEO	$5,999,948	$55.24	45,257	63,359	Mr. Bidzos’ equity grant was positioned near the 50th percentile for CEOs in our peer group.
George E. Kilguss, III	Senior Vice President and CFO	$1,699,956	$55.24	15,387	15,387
Mr. Kilguss’ equity award value was determined taking into account alignment with market LTI values, in addition to individual factors such as job responsibilities, experience, individual contributions, future potential, and internal equity.

Thomas C. Indelicarto	Senior Vice President, General Counsel and Secretary	$829,600	$59.26(3)	14,000	-	Mr. Indelicarto received several LTI grants over the course of 2014 in his role as Vice President and subsequently for his promotion to Senior Vice President on November 14, 2014.
Patrick S. Kane	Senior Vice President, Naming Services	$999,954	$55.24	9,051	9,051
Mr. Kane’s equity award value was determined taking into account alignment with market LTI values, in addition to individual factors such as job responsibilities, experience, individual contributions, future potential, and internal equity.

Richard H. Goshorn	Former Senior Vice President, General Counsel and Secretary	$1,299,908	$55.24	11,766	11,766
Mr. Goshorn’s equity award value was determined taking into account alignment with market LTI values, in addition to individual factors such as job responsibilities, experience, individual contributions, future potential, and internal equity. Mr. Goshorn resigned from the Company, and his last day was November 14, 2014.

(1) 25% vested on February 20, 2015, and the remainder vests 25% at each annual anniversary of the grant date.
(2) Vesting of shares for the 2014 performance-based RSUs granted is based on meeting a CAGR of the operating income per share target for the three-year period (January 1, 2014 to December 31, 2016). Performance-based RSUs earned for CAGR of operating income per share above target are subject to the TSR of Verisign stock equaling or outperforming the TSR of the S&P 500 Index for the period January 1, 2014 to December 31, 2016. Total market value of the grant in the table above is calculated based on FMV per RSU on the date of grant. Vesting occurs on the later of the date when the performance goal is certified by the Committee and the date the Company receives an unqualified signed opinion of the Company’s financial statements from its independent registered public accounting firm.

(3)
Mr. Indelicarto received several LTI grants over the course of 2014. In his role as Vice President, Associate General Counsel, Mr. Indelicarto received a grant of 1,000 time-vesting RSUs on January 15, 2014 with a FMV per RSU on the grant date of $62.61. He also received 4,000 time-vesting RSUs on February 19, 2014 with a FMV per RSU on the grant date of $55.24. On November 14, 2014, Mr. Indelicarto received a grant of 9,000 time-vesting RSUs associated with his promotion to Senior Vice President, General Counsel and Secretary with a FMV per RSU on the date of grant of $60.67.

At its meeting on February 10, 2015, the Committee approved the 2015 Equity Program for its senior officers. The program includes a mix of time-vesting RSUs and performance-based RSUs. Performance measures and goals associated with the performance-based RSUs include CAGR of the operating income per share growth and TSR of Verisign stock equaling or outperforming the TSR of the S&P 500 Index over the three year period ending December 31, 2017.

In February 2013, the Committee granted performance-based RSUs with two performance periods. In February 2015, the Committee confirmed the extent of achievement of the performance goal results for the first performance period, January 1, 2013 to December 31, 2014, associated with these performance-based RSUs. The performance goals were based on average annualized EPS growth over the two-year period ending December 31, 2014, with above target potential subject to TSR of Verisign stock outperforming the TSR of the S&P 500 Index for the relevant performance periods. The average annualized EPS growth was 27.5% over the two-year period, which exceeded 11%, the level at which the maximum number of RSUs could be earned. The Committee noted that in 2013 the Company recognized an income tax benefit of $375.3 million from a worthless stock deduction, offset by $167.1 million income tax expense related to repatriation of foreign earnings, both of which, if excluded, would have resulted in annualized EPS growth of 14.9%, an amount still in excess of 11%, the level associated with the maximum payout level. The TSR of Verisign stock of 55.65% was greater than the index return of 50.57%. This resulted in performance at the maximum achievement level of 200% for this two-year performance period.

The chart below shows the number of performance-based RSUs that were earned in 2015 based on achievement of the performance metrics tied to the 2013 performance-based grant.

2013 RSUs Earned Based on January 1, 2013 – December 31, 2014 Performance
Name	Position	Total Performance- Based RSUs Granted in 2013	Shares Subject to Vest in First Performance Period (50% of Granted Amount)	Goal Achievement	Performance Based RSUs Earned and Vested in February 2015
D. James Bidzos	Executive Chairman, President and CEO	78,159	39,080	200%	78,159
George E. Kilguss, III	Senior Vice President and CFO	18,981	9,491	200%	18,981
Thomas C. Indelicarto(1)	Senior Vice President, General Counsel and Secretary	-	-	-	-
Patrick S. Kane	Senior Vice President, Naming Services	11,165	5,583	200%	11,165
Richard H. Goshorn(2)	Former Senior Vice President, General Counsel and Secretary	13,398	6,699	-	-

(1)	Mr. Indelicarto was appointed Senior Vice President, General Counsel and Secretary effective November 14, 2014 and therefore was not eligible for the 2013 Performance Grant.

(2)	Mr. Goshorn resigned from the Company effective November 14, 2014 and forfeited the unvested stock award.
CEO Compensation:
Our philosophy is that our CEO should be primarily compensated in the form of performance-based compensation. We place the greatest emphasis on the annual and long-term incentive compensation elements when determining appropriate compensation levels, and especially emphasize equity compensation. We believe that it is important that our CEO make decisions that are in the best interests of our stockholders, and we reinforce that philosophy through our executive compensation program.
Mr. Bidzos’ 2014 compensation was determined by the Compensation Committee as part of its annual review of executive compensation in February 2014. The components of his compensation are summarized below:

•
Mr. Bidzos’ annual base salary was $750,000 in 2013 and was not adjusted in 2014. Based on data provided by FW Cook for CEOs in our peer group, the Committee determined that Mr. Bidzos’ salary aligned with the market 50th percentile of our peer group and was appropriately set at its current level.

•
Mr. Bidzos’ bonus target was set at 100% of his base salary for 2013 and was not adjusted for 2014. His bonus target aligns with the market 50th percentile of bonus target data provided by FW Cook for CEOs in our peer group. In February 2015, the Committee awarded Mr. Bidzos a bonus of $885,000. The Committee determined this amount as it reflected the performance achievement as approved by the Committee for the 2014 VPP (118.0%), as discussed above.

•
Mr. Bidzos received an equity award for 2014 with an aggregate value of $5,999,948 consisting of 45,257 time-vested RSUs and 63,359 performance-based (at target achievement level) with a fair market value per RSU of $55.24 on the date of the grant. The value of the equity granted was positioned near the 50th percentile for CEOs in our peer group. The time-based RSUs vest at 25% per year on each anniversary of the grant date. The performance-based RSUs vest based on performance achievement between January 1, 2014 and December 31, 2016.

•
Mr. Bidzos is eligible for certain payments and benefits in the event of a change-in-control, but is not otherwise eligible for any severance payments. His change-in-control agreement provides for a severance payment of two times his base salary and a bonus payment of two times target bonus plus the cash equivalent of two years of continuation of health benefits if he participates in the Company’s health plans at the date of his termination. The other terms of his change-in-control agreement are the same as other senior officers as described below.

Features of our Executive Compensation Program
Stock Retention Policy:  Our stock retention policy applies to our employees at the Senior Vice President level and above, officers who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”), and board members.
At its meeting in July 2012, the Compensation Committee amended the Stock Retention Policy to specify minimum ownership levels required for participants under the policy. Ownership levels are set as a multiple of base salary or annual retainer and are as follows which reflect subsequent changes approved by the Compensation Committee since July 2012:

•	CEO: 6x Base Salary

•	Directors: 5x Annual Retainer

•	Section 16 Officers and Senior Vice Presidents, other than the CEO: 2x Base Salary
The ownership levels for Directors were increased from 3x to 5x in 2014 to more appropriately align with the market.
The policy also requires participants to retain 50% of their shares received from equity awards (net of taxes) until they reach their minimum ownership level and that shares at specified ownership targets must be held until six months after the participant ceases employment or board service with the Company. We believe requiring senior employees and board members to continue to retain stock after their service with the Company ceases is important to align our senior officers’ interests with the long-term interests of our stockholders. Our Stock Retention Policy can be found on our website at https://investor.verisign.com/documents.cfm.
Securities Trading Policy:  Our Securities Trading Policy prohibits employees, including our senior officers, from buying or selling derivative securities related to our common stock, such as puts or calls on our common stock. We believe derivative securities diminish the alignment of incentives between our senior officers and stockholders. The Policy also prohibits employees from entering into agreements or purchasing instruments designed to hedge or offset decreases in the market value of the Company’s securities. Additionally, under our Policy, our senior officers may only purchase and sell our common stock during approved trading windows. These windows are related to the time of our earnings releases.
Recovery of Incentive Compensation: The Compensation Committee adopted an executive compensation recovery policy in March 2010, and amended it in 2014, that applies to annual and long-term incentive awards. If there is an inaccurate financial statement (including statements of earnings, revenues, or gains or any other material inaccurate performance metric criterion, regardless of whether such inaccuracy was the subject of an accounting restatement), and, as a result, certain senior officers received materially more incentive compensation than they would have had the correct financial statement been prepared at the time of the compensation award, the Compensation Committee shall seek recovery of this overpayment. The recovery could occur either by limiting future awards or directly seeking repayment if the Compensation Committee determines that, based on the costs and likelihood of obtaining recovery, it is economical to pursue full recovery.
In the case of fraudulent, intentional, willful or grossly negligent misconduct by the recipient of an award, the Compensation Committee can recoup previous incentive awards paid regardless of when the awards were paid to the senior officer. If the inaccuracy is not the result of these circumstances, the Compensation Committee can only recover incentive awards paid based on the inaccuracy if they were paid in the three years prior to the determination that the financial statement was inaccurate.

Equity Award Practices:  The Compensation Committee approves all equity awards to our senior officers, the aggregate annual equity pool, employee grant guidelines, and all equity awards to all employees during the annual grant process, which generally takes place in February. For employees hired during the year that are below the Senior Vice President level, the Compensation Committee has delegated actual award determination to the Grant Committee which currently has one member, D. James Bidzos. Grant Committee awards are granted on the 15th of the month (or next scheduled trading day if the 15th is not a trading day) following approval by the Grant Committee.
Benefits:  We do not provide our senior officers with any benefits in addition to those provided to all of our other U.S.-based employees. All of our U.S.-based employees are eligible for medical, dental and vision insurance, life insurance, short and long-term disability, paid time off, an employee stock purchase plan, and a qualified 401(k) salary deferral plan.
Severance Agreements:  We generally do not enter into severance or employment agreements with our senior officers, nor do we provide severance or other benefits following voluntary termination. However, the Compensation Committee may determine in special circumstances that providing such severance payments and benefits is warranted in order to attract a potential executive or for other business considerations.
Following his departure from the Company, Mr. Goshorn and the Company entered into a Separation and General Release Agreement (the “Agreement”). Pursuant to the terms of the Agreement, in return for Mr. Goshorn’s general release of claims against the Company, including in respect of any compensation, equity awards or any other monetary recovery (other than as provided in the Agreement) and compliance with certain transition, non-disparagement, confidentiality and cooperation obligations, Mr. Goshorn is entitled to receive a cash separation payment in the aggregate amount of $1,000,379, which is equal to $313,847 for severance, $212,976 for a 2014 pro-rated target bonus amount, $13,556 for medical, dental and vision insurance replacement, and an additional amount of $460,000.
Change-In-Control and Retention Agreements:    We have entered into change-in-control and retention agreements with our senior officers. These agreements provide for change-in-control severance benefits and payments in the event the senior officer’s employment is terminated in connection with a change in control of the Company. They are “double trigger” agreements which means the senior officers will only be eligible for payments under the agreements if both a change-in-control of the Company occurs and the senior officer’s employment is terminated without cause (or by the senior officer for good reason) within 24 months of the change-in-control.
The Compensation Committee believes these agreements are necessary to attract and retain executive talent and to neutralize the personal interests of our executives when making decisions related to potentially beneficial corporate transactions. Each year, the Compensation Committee reviews the provisions of the change-in-control agreements with FW Cook and makes adjustments as necessary to ensure alignment of senior officers’ interests with stockholders’ interests. No changes were made to the existing agreements in 2014 as FW Cook advised the Compensation Committee that they were in line with best practices which include double trigger benefits, severance multiples less than or equal to 2x base salary and target bonus and the lack of a tax-gross up provision. Additional details about these agreements, including potential payments, may be found in the “Potential Payments Upon Termination or Change-in-Control” and “Change-in-Control Benefit Estimates as of December 31, 2014” table.
Risk Assessment:   In 2014, we performed a comprehensive assessment of our compensation policies and programs design to determine whether risks arising under them would be likely to have a material adverse effect on the Company. We considered each element of our compensation programs and policies in our enterprise-wide risk assessment and determined that none of our compensation policies and programs create a risk that is reasonably likely to have a material adverse effect on the Company.
Tax Treatment of Executive Compensation:   Section 162(m) of the Internal Revenue Code of 1986 limits the amount of compensation in excess of $1,000,000 that the Company may deduct in any one year with respect to its CEO and three other most highly compensated officers (excluding the CFO) serving at the end of the fiscal year as disclosed in the annual proxy statement. There are exceptions to this deduction limit if the compensation is “performance-based” under Section 162(m). The Company does not limit compensation as a result of Section 162(m) but does try to structure its executive compensation program to maximize the amount of compensation that may be deducted. While base salaries and time-vesting RSUs are subject to the deduction limitation, our performance-based awards, including annual incentive bonus and performance-based RSUs, are generally exempt from the limitation.

In order to try to ensure that annual incentive bonuses paid to certain senior officers are fully deductible for tax purposes under Section 162(m), in 2010, the Company adopted (and the stockholders approved) the Annual Incentive Compensation Plan (“AICP”). The AICP is the vehicle under which certain of our senior officers’ bonuses, determined as described above, are paid.
For 2014, assuming the performance goal was met, each such senior officer could be awarded a maximum bonus of 300% of his or her target bonus (but no more than $5 million), subject to the Compensation Committee’s discretion to award bonuses in lesser amounts. The Compensation Committee exercised its discretion to award bonuses in lesser amounts and primarily based the AICP payments on the funding results of the VPP annual bonus program of 118.0%.
The performance goal for the AICP was approved by the Compensation Committee at its February 19, 2014 meeting and provided that the Company must achieve non-GAAP operating income in excess of $50 million before a bonus could be paid. For 2014, non-GAAP operating income was $608.4 million.
The Company is replacing the current AICP with a plan that is similar to the current AICP as described under “Proposal No. 2—Approval of VeriSign, Inc. Annual Incentive Compensation Plan,” and its effectiveness is conditioned on its being approved by the stockholders. If approved by the Company’s stockholders, any bonuses paid to executive officers will be paid pursuant to the new plan. As with the current AICP, payments under the new plan will be based upon satisfaction of a performance target setting a maximum bonus and the Committee’s negative discretion.

Compensation Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the Compensation Committee
Louis A. Simpson (Chairperson)	John D. Roach
Jamie S. Gorelick	Timothy Tomlinson

 Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee are Louis A. Simpson, Jamie S. Gorelick (effective February 11, 2015), John D. Roach and Timothy Tomlinson. All of the members of the Compensation Committee during 2014 were independent directors, and none of the members of the Compensation Committee during 2014 were employees or officers or former officers of Verisign. No executive officer of Verisign has served on the compensation committee (or other board committee performing equivalent functions, if any) or the board of directors of another entity, one of whose executive officers served as a member of the Compensation Committee of Verisign during 2014; and no executive officer of Verisign has served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Board during 2014.

Summary Compensation Table
The following table sets forth certain summary information concerning the compensation received by each person who served as our principal executive officer and principal financial officer during fiscal 2014, the other most highly compensated executive officer as of the end of fiscal 2014, and two additional individuals who served the Company for a portion of fiscal 2014 as executive officers for whom disclosure would have been provided but for the fact that such individuals were not serving as executive officers as of December 31, 2014. We refer to these executive officers as our “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Named Executive Officer and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
D. James Bidzos	2014	752,885	5,999,948	885,000	15,032(5)	7,652,865
Executive Chairman, President and Chief Executive Officer	2013	752,885	6,810,008	957,750	20,484(5)(6)	8,541,127
	2012	752,885	4,500,792	593,550	9,650(5)	5,856,877

George E. Kilguss, III(7)	2014	411,577	1,699,956	350,000	8,480	2,470,013
Senior Vice President and Chief Financial Officer	2013	406,192	2,237,298	375,000	36,067(8)	3,054,557
	2012	232,212	3,180,800	112,872	30,629(8)	3,556,513

Thomas C. Indelicarto(9)	2014	275,440	829,600	140,267	515	1,245,822
Senior Vice President, General Counsel and Secretary

Patrick S. Kane(10)	2014	326,752	999,954	230,454	8,286	1,565,446
Senior Vice President, Naming and Directory Services	2013	326,752	1,134,277	230,000	7,101	1,698,130
	2012	324,367	746,400	154,560	7,894	1,233,221

Richard H. Goshorn(11)	2014	370,339	1,299,908	0	1,018,059(12)	2,688,306
Former Senior Vice President, General Counsel and Secretary	2013	409,570	1,367,850	312,610	8,385	2,098,415
	2012	408,339	933,000	193,735	8,235	1,543,309

(1)	Includes, where applicable, amounts electively deferred by each Named Executive Officer under our 401(k) Plan.

(2)
Amounts shown represent the aggregate grant date fair value, which is based on the share price on the date of the grant. Stock Awards consist of RSUs granted in 2014, 2013, and 2012, respectively. Amounts shown in “Stock Awards” include the value of awards subject to performance conditions based upon the probable outcome of the performance conditions as of the grant date of the award, excluding the effect of estimated forfeitures. The values of awards subject to performance conditions included in “Stock Awards” were as follows: Mr. Bidzos, $3,499,951 (2014), $3,499,960 (2013), $2,250,396 (2012); Mr. Kilguss, $849,978 (2014), $849,969 (2013), $1,590,400 (2012); Mr. Kane, $499,977 (2014), $499,969 (2013), $373,200 (2012); and Mr. Goshorn, $649,954 (2014), $599,962 (2013), $466,500 (2012). Grant date fair value for performance-based RSUs granted in 2014 and 2013 at the maximum achievement level (i.e., 200% payout) would be 153% and 171%, respectively, of the amounts for each executive, calculated using a Monte Carlo simulation model. Half of the performance-based RSUs granted in 2013 vested in February 2015 at the maximum achievement level, resulting in 200% payout. For performance-based RSUs granted in 2012, the maximum potential payout and grant date fair value was 150% of the 2012 amounts for each executive and actual achievement was 49%. The value specific to the one-time special performance-based RSUs granted in 2013 and included in “Stock Awards” were as follows: Mr. Bidzos, $810,070; Mr. Kilguss, $537,360; Mr. Goshorn, $167,925; and Mr. Kane, $134,340. Vesting of these awards was subject to achievement of the 2013 AICP performance goal. The goal was achieved, and as such, 100% of the awards were earned as of February 21, 2014.

(3)	Amounts shown are for non-equity incentive plan compensation earned during the year indicated, but paid in the following year.

(4)
Except as otherwise indicated, amounts in “All Other Compensation” for fiscal 2014, fiscal 2013, and fiscal 2012 include, where applicable, matching contributions made by the Company to the VeriSign, Inc. 401(k) Plan, Life insurance and Accidental Death and Dismemberment insurance payments.

(5)	Includes $14,204 (2014), $17,997 (2013) and $8,750 (2012) in payments for a leased automobile.

(6)	Includes $1,607 in relocation payments for Mr. Bidzos.

(7)	Mr. Kilguss was appointed Senior Vice President and Chief Financial Officer as of May 14, 2012.

(8)	Includes $24,554 (2012) and $27,688 (2013) in relocation payments for Mr. Kilguss.

(9)	Mr. Indelicarto was appointed Senior Vice President, General Counsel and Secretary effective November 14, 2014. Mr. Indelicarto did not receive performance-based RSUs in 2014.

(10)
Due to a change in Mr. Kane’s role and responsibilities with the Company, on February 19, 2014, the Board determined that Mr. Kane was no longer an executive officer and Section 16 Officer, but he continues to serve the Company in a senior capacity.

(11)	Mr. Goshorn resigned from the Company effective November 14, 2014.

(12)
Pursuant to the terms of Mr. Goshorn’s general release of claims against the Company, Mr. Goshorn received cash separation payment in the aggregate amount of $1,000,379, which is equal to $313,847 for severance, $212,976 for a 2014 pro-rated target bonus amount, $13,556 for medical, dental and vision insurance replacement, and an additional amount of $460,000.

Grants of Plan-Based Awards for Fiscal 2014
The following table shows all plan-based awards granted to the Named Executive Officers during fiscal 2014 under annual and long-term plans.
GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2014(1)

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
D. James Bidzos	2/19/2014	0	750,000	2,250,000				45,257(4)	2,499,997
	2/19/2014				0	63,359(3)	126,718(3)		3,499,951
George E. Kilguss, III	2/19/2014	0	287,000	861,000				15,387(4)	849,978
	2/19/2014				0	15,387(3)	30,774(3)		849,978
Thomas C. Indelicarto	1/15/2014	0	107,898(2)	323,694	0	0	0	1,000(4)	62,610
	2/19/2014							4,000(4)	220,960
	11/14/2014							9,000(4)	546,030
Patrick S. Kane	2/19/2014	0	195,300	585,900				9,051(4)	499,977
	2/19/2014				0	9,051(3)	18,102(2)		499,977
Richard H. Goshorn	2/19/2014	0	244,800	734,400				11,766(4)	649,954
	2/19/2014				0	11,766(3)	23,532(3)		649,954

(1)
Named Executive Officers are eligible to receive an annual cash bonus under the annual plans and long-term incentive compensation under our 2006 Plan as described in “Compensation Discussion and Analysis” elsewhere in this Proxy Statement.

(2)
Mr. Indelicarto was promoted to Senior Vice President, General Counsel and Secretary effective November 14, 2014. The incentive target represents a prorated target factoring in both the change in salary and bonus target associated with the promotion. Mr. Indelicarto’s prorated target bonus (33%) was calculated based on the portion of the year he spent as the Vice President and Associate General Counsel from January 1, 2014 to November 13, 2014 at a base salary of $269,301 and bonus target of 35%, and the remainder of 2014 in the Senior Vice President, General Counsel and Secretary role with a base salary of $330,000 and a bonus target of 60%.

(3)
The Named Executive Officers, except Mr. Indelicarto who became a Named Executive Officer in November 2014, were awarded performance-based RSUs to be earned based on Company performance in fiscal years 2014, 2015 and 2016 and determination to be made after the end of fiscal year 2016.

(4)	The RSU award vests as to 25% of the total award on each anniversary of the date of grant until fully vested.
The Company generally does not enter into employment agreements with its executive officers, each of whom may be terminated at any time at the discretion of the Board. The Company and Mr. Bidzos, our President and Chief Executive Officer, are parties to the CEO Amended and Restated Change-in-Control and Retention Agreement, and the Company and other of its senior vice presidents, including the Named Executive Officers, are parties to Amended and Restated Change-in-Control and Retention Agreements.
An RSU is an award covering a number of shares of Verisign common stock which are typically settled by issuance of those shares on a one-for-one basis. Any dividends paid on our common stock during the vesting period applicable to RSUs shall be credited to the participant in the form of additional RSUs, the number of which shall be calculated based on the market price of our common stock on the date such dividends are paid to stockholders. Any such additional RSUs shall be subject to the same terms and conditions as the underlying RSU award.
Please refer to “Compensation Discussion and Analysis” elsewhere in this Proxy Statement for more information concerning our compensation practices and policies for executive officers.

 Outstanding Equity Awards at 2014 Fiscal Year-End
The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal 2014 granted under the 2006 Plan.
OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

		Option Awards			Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)
D. James Bidzos	02/21/2012				30,150(2)	1,718,550
	02/21/2012				14,817(6)	844,569
	02/26/2013				41,873(2)	2,386,761
	02/26/2013						156,318(3)	8,910,126
	02/26/2013				12,060(4)	687,420
	02/19/2014						126,718(8)	7,222,926
	02/19/2014				45,257(2)	2,579,649

George E. Kilguss, III	05/14/2012				20,000(2)	1,140,000
	05/14/2012				9,828(6)	560,196
	02/26/2013				14,235(2)	811,395
	02/26/2013						37,962(3)	2,163,834
	02/26/2013				8,000(4)	456,000
	02/19/2014				15,387(2)	877,059
	02/19/2014						30,774(8)	1,754,118

Thomas C. Indelicarto(9)	02/22/2011				2,684(2)	152,988
	02/21/2012				4,000(2)	228,000
	02/26/2013				4,980(2)	283,860
	04/15/2013				750(2)	42,750
	01/15/2014				1,000(2)	57,000
	02/19/2014				4,000(2)	228,000
	11/14/2014				9,000(2)	513,000

Patrick S. Kane	08/04/2008	7,374(5)	32.28	08/04/2015
	01/10/2011				2,684(2)	152,988
	02/22/2011				2,684(2)	152,988
	02/22/2011				2,725(7)	155,325
	02/21/2012				5,000(2)	285,000
	02/21/2012				2,458(6)	140,106
	02/26/2013				8,373(2)	477,261
	02/26/2013						22,330(3)	1,272,810
	02/26/2013				2,000(4)	114,000
	02/19/2014				9,051(2)	515,907
	02/19/2014						18,102(8)	1,031,814

Richard H. Goshorn(10)	---

(1)	The market value is calculated by multiplying the number of shares by the closing price of our common stock on December 31, 2014, which was $57.00.

(2)	The RSU award vests as to 25% of the total award on each anniversary of the date of grant until fully vested.

(3)
Awards of performance-based RSUs were granted on February 26, 2013, with 50% eligible to be earned based on Company performance in fiscal years 2013 and 2014 and 50% eligible to be earned based on Company performance in fiscal years 2013, 2014 and 2015. The number of shares shown is based on achievement of maximum performance as the Company’s 2013 and 2014 performance exceeded the maximum performance level. Performance criteria were achieved at the maximum performance level with respect to fiscal year 2013 and 2014, and as such, 50% of the performance-based RSUs vested on the date the Company received an unqualified signed opinion of the Company’s financial statements from its independent registered public accounting firm, February 13, 2015.

(4)
Awards of performance-based RSUs were granted on February 26, 2013. As previously specified, performance criteria were achieved with respect to fiscal year 2013; the performance-based RSUs earned vested 33% on the date the Company received an unqualified signed opinion of the Company’s financial statements from its independent registered public accounting firm, February 21, 2014 and thereafter will vest 33% on each of the next two anniversaries of the date of grant, subject to certain employment conditions.

(5)	The option became exercisable as to 25% of the grant on the first anniversary of the date of grant, and vested quarterly thereafter at the rate of 6.25% per quarter until fully vested.

(6)
Performance-based RSUs earned based on performance in fiscal year 2012 will vest 25% on each anniversary of the grant date, subject to certain employment conditions, until fully vested on February 21, 2016 except for Mr. Kilguss who was appointed Senior Vice President and CFO effective as of May 14, 2012 and his remaining performance-based RSUs will fully vest on May 14, 2016.

(7)
Performance-based RSUs earned based on performance in fiscal year 2011 will vest 25% on each anniversary of the grant date until fully vested on February 22, 2015, subject to certain employment conditions.

(8)
Awards of performance-based RSUs were granted on February 19, 2014, to be earned based on Company performance in fiscal years 2014, 2015 and 2016 and determination to be made after the end of fiscal year 2016. The number of shares shown is based on achievement of maximum performance as the Company’s 2014 performance exceeded the maximum performance level.

(9)	Includes awards granted prior to promotion and appointment as NEO and Section 16 Officer.

(10)	Mr. Goshorn resigned from the Company effective November 14, 2014.

Option Exercises and Stock Vested for Fiscal 2014
The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by our Named Executive Officers during fiscal 2014.
OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
D. James Bidzos	—	—	114,599(1)	6,861,976
George E. Kilguss, III	—	—	38,641(1)	2,169,540
Thomas C. Indelicarto	—	—	9,229	506,254
Patrick S. Kane	32,986	843,439	29,352(1)	1,711,485
Richard H. Goshorn	6,187	211,013	19,766(2)	1,087,066

(1)
Awards of performance-based RSUs were granted on February 26, 2013 to the Named Executive Officers. If specified performance and market criteria were achieved, the RSUs earned for the two-year performance period ending December 31, 2014 vested on the date the Company received an unqualified signed opinion of the Company’s financial statements from its independent registered public accounting firm, February 13, 2015. The Company issued 78,159 shares to Mr. Bidzos, 18,981 shares to Mr. Kilguss and 11,165 shares to Mr. Kane, each of which represents the maximum possible number of shares to be earned in accordance with the performance criteria of the grant. These shares are included in the table above.

(2)	Mr. Goshorn resigned from the Company effective November 14, 2014 and forfeited the unvested remainder of the stock award.

Potential Payments Upon Termination or Change-in-Control
Except as described below, the Company has no formal severance program for its Named Executive Officers, each of whom may be terminated at any time at the discretion of the Board.
On August 24, 2007, the Compensation Committee adopted and approved forms of change-in-control and retention agreements to be entered into with Verisign’s chief executive officer and our other executive officers, and on April 26, 2011, the Compensation Committee approved amendments to those form agreements (such agreements, as amended, the “CIC Agreements”).

On February 26, 2013, the Compensation Committee approved modifications to the form of Employee Restricted Stock Unit Agreements to allow for full acceleration of unvested equity for grants made on or after February 26, 2013 in the event of termination due to death or disability as follows:

•	Time-Based RSUs – unvested RSUs shall accelerate in full according to the terms in the “Employee Restricted Stock Unit Agreement;” and

•
Performance-Based RSUs – If termination occurs during the applicable performance period and before the conclusion of such performance period, then such RSUs will accelerate based on the target performance achievement; if termination occurs after the conclusion of the applicable performance period but before the award for such performance period has been paid, then the RSUs will fully accelerate based upon the actual performance achievement.

Under the CIC Agreements, an executive officer of the Company is entitled to receive severance benefits if, within the twenty-four months following a “change-in-control” (or under certain circumstances, during the six-month period preceding a “change-in-control”), the executive officer’s employment is terminated by Verisign without “cause” or by the executive officer for “good reason.” The terms and conditions of the CIC Agreements are described below.

Under the CIC Agreements, “change-in-control” means:
(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly (excluding, for purposes of this Section, securities acquired directly from the Company), of securities of the Company representing at least thirty-five percent (35%) of (A) the then-outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;
(b) the consummation of a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
(c) a change in the composition of the Board occurring within a 24-month period, as a result of which fewer than a majority of the directors are incumbent directors;
(d) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or
(e) stockholder approval of the dissolution or liquidation of the Company.
Under the CIC Agreements, “cause” means:
(a) an executive’s willful and continued failure to substantially perform the executive’s duties after written notice providing the executive with ninety (90) days from the date of the executive’s receipt of such notice in which to cure;
(b) conviction of (or plea of guilty or no contest to) the executive for a felony involving moral turpitude;
(c) an executive’s willful misconduct or gross negligence resulting in material harm to the Company; or
(d) an executive’s willful violation of the Company’s policies resulting in material harm to the Company.
Under the CIC Agreements, “good reason” means:
(a) a change in the executive’s authority, duties or responsibilities that is inconsistent in any material and adverse respect from the executive’s authority, duties and responsibilities immediately preceding the change-in-control;
(b) a reduction in the executive’s base salary compared to the executive’s base salary immediately preceding the change-in-control, except for an across-the-board reduction of not more than ten percent (10%) of base salary applicable to all senior executives of the Company;
(c) a reduction in the executive’s bonus opportunity of five percent (5%) or more from the executive’s bonus opportunity immediately preceding the change-in-control, except for an across-the-board reduction applicable to all senior executives of the Company;
(d) a failure to provide the executive with long-term incentive opportunities that in the aggregate are at least comparable to the long-term incentives provided to other senior executives at the Company;
(e) a reduction of at least 5% in aggregate benefits that the executive is entitled to receive under all employee benefit plans of the Company following a change-in-control compared to the aggregate benefits the executive was eligible to receive under all employee benefit plans maintained by the Company immediately preceding the change-in-control;
(f) a requirement that the executive be based at any office location more than 40 miles from the executive’s primary office location immediately preceding the change-in-control, if such relocation increases the executive’s commute by more than ten (10) miles from the executive’s principal residence immediately preceding the change-in-control; or
(g) the failure of the Company to obtain the assumption of the agreement from any successor as provided in the agreement.

Under the CIC Agreements, “incumbent director” means: directors who either (i) are directors as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the incumbent directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.
If a change-in-control occurs and the executive officer experiences a qualifying termination and timely delivers a general release agreement, the CIC Agreements provide that Verisign will make the following payments and provide the following benefits to the executive officer (subject to a six month delay if and to the extent required by the deferred compensation rules set forth in and promulgated under Section 409A of the Code):

•	a lump sum equal to the pro rata target bonus for the year in which the executive officer was terminated;

•
a lump sum equal to a specified multiple of the sum of (i) the executive officer’s annual base salary plus (ii) the average of the executive officer’s annual bonus amount for the last three full fiscal years prior to a change-in-control, or, if the executive officer was employed by the Company for fewer than three full fiscal years preceding the fiscal year in which the change-in-control occurs, the average target bonus for the number of full fiscal years the executive officer was employed by the Company before the change-in-control or the target bonus for the fiscal year in which the change-in-control occurs if the executive officer was not eligible to receive a bonus from the Company during any of the prior three fiscal years; the applicable multiples are 200% of the annual base salary and bonus for the chief executive officer and 100% of the annual base salary and bonus for other executive officer participants;

•	if the executive elects to continue medical coverage under COBRA, reimbursement of the executive’s premium, for 24 months for the Chief Executive Officer and for 12 months for all other executives;

•
immediate acceleration of vesting of all of the executive officer’s unvested stock options and RSUs; however, if the consideration to be received by stockholders of the Company in connection with the change-in-control consists of substantially all cash or if the stock options and RSUs held by the executive officer are not assumed in the change-in-control, then all of the executive officer’s then-unvested and outstanding stock options and RSUs shall vest immediately prior to the change-in-control regardless of whether or not there is a termination of employment in connection therewith; and

•	if performance shares are accelerated, and the performance period has not been completed, the amount payable is computed as if the performance has been satisfied at the target level.
In addition, the CIC Agreements include the following terms and conditions:

•
to the extent any change-in-control payments or benefits are characterized as excess parachute payments within the meaning of Section 4999 of the Code, and such characterization would subject the executive officer to a federal excise tax due to that characterization, the executive officer’s termination benefits will be reduced to an amount so that none of the amounts payable constitute excess parachute payments if this would result in the executive officer’s receipt, on an after-tax basis, of the greatest amount of termination and other benefits, after taking into account applicable federal, state and local taxes, including the excise tax under Section 4999 of the Code;

•
an initial term ending on August 24, 2012 and automatic renewal for one-year periods thereafter unless the Board terminates the CIC Agreement at least 90 days before the end of the then-current term, provided that such termination shall not be effective until the last day of the then-current term; and

•	the executive officer is prohibited from soliciting employees of Verisign or competing against Verisign for a period of twelve months.

The following table shows the value of RSUs that would have vested for our Named Executive Officers as of December 31, 2014, as well as the additional cash compensation payable, if any, under the change-in-control and termination scenarios described above. The value of the accelerated RSUs is based on the market value of our common stock as of December 31, 2014, which was $57.00.
Change-in-Control Benefit Estimates as of December 31, 2014

	Value of Accelerated Cash Compensation Benefits ($)(1)		Value of Accelerated Stock Awards ($)		Value of Accelerated Option Awards ($)
Named Executive Officer	Change-in- Control Only	Change-in-Control plus Qualifying Termination	Change-in- Control Only	Change-in-Control plus Qualifying Termination(2)	Change-in- Control Only	Change-in-Control plus Qualifying Termination(2)
D. James Bidzos	—	3,750,000	—	18,511,035	—	—
George E. Kilguss, III	—	997,310	—	6,344,613	—	—
Thomas C. Indelicarto	—	739,145	—	1,505,598	—	—
Patrick S. Kane	—	729,269	—	3,464,175	—	—
Richard H. Goshorn(3)	—	—	—	—	—	—

(1)
To the extent any payments made or benefits provided upon termination of an executive officer’s employment constitute deferred compensation subject to Section 409A of the Code, payment of such amounts or provision of such benefits will be delayed for six months after the executive officer’s separation from service if and to the extent required under Section 409A.

(2)
If the equity awards held by the executive are not assumed upon a change-in-control or the consideration to be received by stockholders consists of substantially all cash, then all such equity awards shall have their vesting and exercisability accelerated in full immediately prior to the change-in-control regardless of whether there is a qualifying termination.

(3)	Mr. Goshorn resigned from the Company effective November 14, 2014. Please see the Summary Compensation Table above for a discussion of payments received by Mr. Goshorn upon his departure.

Equity Compensation Plan Information
The following table sets forth information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2014.

EQUITY COMPENSATION PLAN INFORMATION

	Equity Compensation Plan Information
	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by stockholders(3)	2,221,424(4)	$32.30	12,753,477(5)
Equity compensation plans not approved by stockholders	—	$—	—
Total	2,221,424	$32.30	12,753,477

(1)	Includes 2,179,014 shares subject to RSUs outstanding as of December 31, 2014 that were issued under the 2006 Plan.

(2)	Does not include any price for outstanding RSUs.

(3)
Includes the 2006 Plan, and the 2007 Employee Stock Purchase Plan (the “2007 Purchase Plan”). Effective May 27, 2006, the granting of equity awards under the 1998 Plan was discontinued and new equity awards are granted under the 2006 Plan. Remaining authorized shares under the 1998 Plan that were not subject to outstanding awards as of May 26, 2006 were cancelled on May 26, 2006.

(4)	Excludes purchase rights accruing under the 2007 Purchase Plan, which has a remaining stockholder-approved reserve of 1,742,325 shares as of December 31, 2014.

(5)
Consists of shares available for future issuance under the 2006 Plan and the 2007 Purchase Plan. As of December 31, 2014, an aggregate of 11,011,152 shares and 1,742,325 shares of common stock were available for issuance under the 2006 Plan and the 2007 Purchase Plan, respectively, including 187,520 shares subject to purchase under the 2007 Purchase Plan during the current purchase period. In addition to options and RSUs, shares can be granted under the 2006 Plan pursuant to stock appreciation rights, restricted stock awards, stock bonuses and performance shares.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS WITH RELATED PERSONS
Verisign’s Audit Committee approved a written Policy for Entering into Transactions with Related Persons (the “Related Person Transaction Policy”) which sets forth the requirements for review, approval or ratification of transactions between Verisign and “related persons,” as such term is defined under Item 404 of Regulation S-K.
Pursuant to the terms of the Related Person Transaction Policy, the Audit Committee shall review, approve or ratify the terms of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) Verisign was or is to be a participant and (ii) a related person has or will have a direct or indirect material interest (“Related Person Transaction”), except for those transactions, arrangements or relationships specifically listed in the Related Person Transaction Policy that do not require approval or ratification. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee will take into account, among factors it deems appropriate, whether the Related Person Transaction terms are no more favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the materiality of the related person’s direct or indirect interest in the transaction.
Prior approval of the Audit Committee shall be required for the following Related Person Transactions:

•
Any Related Person Transaction to which a related person is a named party to the underlying agreement or arrangement; provided, however, certain agreements or arrangements between Verisign and a related person concerning employment and any compensation solely resulting from employment or concerning compensation as a member of the Board that have, in each case, been entered into or approved in accordance with policies of Verisign shall not be subject to prior approval of the Audit Committee;

•
Any Related Person Transaction involving an indirect material interest of a related person where the terms of the agreement or arrangement are not negotiated on an arm’s length basis or where the Related Person Transaction is not a transaction in the ordinary course of business; and

•	Any Related Person Transaction where the total transaction value exceeds $1,000,000.
On a quarterly basis, the Audit Committee shall review and, if determined by the Audit Committee to be appropriate, ratify any Related Person Transactions not requiring prior approval of the Audit Committee pursuant to the Related Person Transaction Policy.
In the event Verisign proposes to enter into a transaction with a related person who is a member of the Audit Committee or an immediate family member of a member of the Audit Committee, prior approval by a majority of the disinterested members of the Board shall be required and no such member of the Audit Committee for which he or she or an immediate family member is a related person shall participate in any discussion or approval of such transaction, except to provide all material information concerning the Related Person Transaction.
The following Related Person Transactions shall not require approval or ratification by the Audit Committee:

•	Payment of compensation to executive officers in connection with their employment with Verisign; provided that such compensation has been approved in accordance with policies of Verisign.

•	Remuneration to directors in connection with their service as a member of the Board; provided that such remuneration has been approved in accordance with policies of Verisign.

•	Reimbursement of expenses incurred in exercising duties as an officer or director of Verisign; provided that such reimbursement has been approved in accordance with policies of Verisign.

•
Any transaction with another company at which a related person’s only relationship is as a director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed $1,000,000.

•	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

•
Any transaction involving a related person where the rates or charges involved are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•
Any transaction where the related person’s interest arises solely from the ownership of Verisign’s common stock and all holders of Verisign’s common stock received the same benefit on a pro rata basis (e.g., dividends).

There are no transactions required to be reported under Item 404(a) of Regulation S-K where the Related Person Transaction Policy did not require review, approval or ratification, or where the Related Person Transaction Policy was not followed during fiscal 2014.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Since January 1, 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we or any of our subsidiaries are or were to be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer or beneficial holder of more than 5% of the common stock of Verisign or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

PROPOSAL NO. 4
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2015, and our stockholders are being asked to ratify this selection. Representatives of KPMG LLP, expected to be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and are expected to be available to respond to appropriate questions.
The Board Recommends a Vote “FOR” the Ratification of the Selection of KPMG LLP as our
Independent Registered Public Accounting Firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table presents fees billed for professional services rendered by KPMG LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2014 and December 31, 2013, and fees billed for other services provided by KPMG LLP, in each of the last two completed fiscal years.

	2014 Fees	2013 Fees
Audit Fees (including quarterly reviews):
Consolidated Integrated Audit	$1,355,000	$1,612,000
Statutory Audits	215,665	200,927
Comfort Letters and Consent on SEC filing	-	287,500
Total Audit Fees	1,570,665	2,100,427
Audit-Related Fees(1)	437,697	490,244
Tax Fees(2)	-	150,000
All Other Fees	-	-
Total Fees	$2,008,362	$2,740,671

(1) Audit-Related Fees consist principally of reporting on Service Organization Controls (SOC 2 and 3 reports).
(2) Tax Fees consist principally of technical tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
Per the Audit Committee’s Charter, the Audit Committee, or a designated member of the Audit Committee, pre-approved all audit and permissible non-audit services provided by the independent registered public accounting firm. These services included audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

PROPOSAL NO. 5
STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD TAKE STEPS TO PERMIT STOCKHOLDER ACTION BY WRITTEN CONSENT
John Chevedden has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. We have been notified that Mr. Chevedden has continuously owned no fewer than 50 shares of our common stock since June 1, 2013. If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the stockholder proposal. Mr. Chevedden has requested that the proposal set forth below in italics be presented for a vote at the Meeting:
Stockholder Supporting Statement

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle.

A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. Delaware law allows 10% of shareholders to call a special meeting without mandating a holding period. However it takes 35% of VeriSign shareholders, from only those shareholders with at least one-year of continuous stock ownership, to call a special meeting.

Thus potentially 50% of VeriSign shareholders could be disenfranchised from having any voice whatsoever in calling a special meeting due to the VeriSign one-year rule. The average holding period for stock is less than one-year according to "Stock Market Investors Have Become Absurdly Impatient."

Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:

We may not have the best-qualified Lead Director in William Chenevich with 19-years long tenure. Director independence declines after 10 to 15-years and director independence is critical to the role of an effective Lead Director. James Bidzos, our CEO had a parallel long-tenure of 19-years with William Chenevich.

John Roach, on our audit and executive pay committees, was negatively flagged by GMI Ratings, an independent investment research firm, because of his director duties at PMI Group when it filed for bankruptcy.

GMI said the VeriSign board did not include a fully independent audit committee, a serious concern for shareholders. Roger Moore was an inside-related director and was a member of our audit and nomination committees.

GMI said unvested equity pay partially or fully accelerates upon CEO termination. Accelerated equity pay vesting allows executives to realize lucrative pay without necessarily having earned it through strong performance. VeriSign had not disclosed specific, quantifiable performance objectives for our CEO. Thus it may not be a surprise that Louis Simpson, who at age 77 chaired our executive pay committee, received our highest negative votes by far.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:
Right to Act by Written Consent - Proposal No. 5

Board of Director’s Statement in Opposition to Proposal No. 5
The Board has carefully considered the proponent’s proposal and for the following reasons believes that the proposal is not in the best interests of the Company or its stockholders and recommends voting “AGAINST” this proposal.
The Proposal Provides the Ability to Disenfranchise the Company’s Minority Shareholders.
In the Board’s view, the most problematic aspect of this proposal is that it would deprive stockholders of the opportunity to receive accurate and complete information about the subject of the action by written consent and to deliberate in a transparent manner. It can deprive stockholders of the ability to present their views on a particular issue and to benefit from hearing the views of other stockholders and the Board. The Board spends significant time studying the needs and issues specific to the Company and owes a fiduciary duty to the Company and its stockholders.
In fact, the proposed right to act by written consent can deprive both minority stockholders and the Company from even receiving notice of the proposed actions to be taken. This could result in a stockholder action being approved by a majority of stockholders before the minority was aware that the action was being considered and before the Board could voice its viewpoint. Thus the adoption of the proponent’s proposal could result in critical corporate action being taken in relative secrecy by a bare majority of stockholders who do not owe a fiduciary duty to any other stockholder or to the Company.
The Board believes matters that are sufficiently important to be subject to stockholder approval should be communicated to all stockholders who should be given the opportunity to discuss the proposed action and vote on it at an annual or special meeting. Verisign’s governing documents currently require actions subject to a stockholder vote to be considered at a meeting of stockholders. This requirement assures that all stockholders receive advance notice of the proposed action and have an opportunity to both consider the proposed action and discuss all points of view before a vote is taken.
Our Shareholders’ Current Right to Call a Special Meeting Accomplishes the Proponent’s Goals.
The Board believes that the proposal is unnecessary and would allow circumvention of the deliberative process afforded stockholders by the Company’s current annual and special meeting processes. The proponent suggests that stockholder rights (i) to act by written consent and (ii) to call a special meeting are two complementary ways to bring an important matter to the attention of both management and stockholders outside of the annual meeting cycle. The Board agrees that providing stockholders with the right to call a special meeting allows stockholders to bring important matters to the attention of the Board, management and stockholders. This is why the Board put forth the proposal last year to amend the Company’s Bylaws and Certificate of Incorporation to provide stockholders with such a right. But the Board strongly disagrees that implementing the proponent’s stockholder right to act by written consent proposal would accomplish any of the objectives outlined by the proponent.
At last year’s annual meeting, the Board put a management proposal in front of the stockholders to provide stockholders with the ability to call a special meeting to raise and consider important matters. The proposal was adopted by stockholders who voted and held over 99 percent of the votes cast in connection with the proposal. Accordingly, the Company’s amended Bylaws now give stockholders holding at least 35 percent of the outstanding capital stock the ability to call a special meeting. This ability to call a special meeting allows stockholders to initiate action without waiting for the Company’s next annual meeting, making action by written consent as contemplated in the proposal unnecessary to facilitate prompt action by stockholders.
The right to call a special meeting is an important stockholder right that the Board determined should be adopted to further Board and management accountability to stockholders. Given the Company’s stockholder concentration in a small number of investors, the Board determined last year that the 35 percent ownership threshold was in the best interests of stockholders because it strikes an important balance between supporting stockholder rights and avoiding situations in which a small minority of stockholders could force the Company to incur the time and expense of convening a special meeting to consider a matter of little or no interest to other stockholders. At December 31, 2013, just five stockholders held at least 35 percent of the outstanding capital stock of the Company. At December 31, 2014, the concentration increased further and just four stockholders held at least 35 percent of the outstanding capital stock of the Company. Given this high concentration of stockholdings, the Board acted to provide stockholders with the right to call a special meeting in a manner that ensured a meaningful number of stockholders would be permitted to participate in the decision-making process to call a special meeting.
A special meeting, called by a meaningful number of stockholders, is preferable to action by written consent as proposed because a special meeting allows all stockholders to participate in the proposed action and allows the Board to make a considered recommendation regarding the action.

The Proposal Provides Opportunities for Abuse and Confusion.
Allowing stockholders to act by written consent as contemplated by the proposal allows stockholders to take action without complying with the procedural safeguards inherent in the stockholder meeting process. The proponent’s proposal provides opportunity for abuse and other issues, including:
-- It may encourage short-term stock ownership manipulation by a small group of investors to advance a special agenda that may be contrary to the long-term best interests of the Company and all of its stockholders.
-- It may result in special interest demands that distract management and the Board and may result in significant administrative burdens and expense.
-- It may create confusion because multiple groups of stockholders could solicit written consents simultaneously, some of which may be duplicative or contradictory.
The Company Provides Other Mechanisms to Ensure Board Accountability to Shareholders.
In addition to the powerful right for stockholders to call a special meeting added last year, the Company’s current governance structure, as revised in recent years to incorporate best practices, already makes the Board responsive to stockholder concerns. The Board has taken numerous actions to promote effective corporate governance and accountability to stockholders, including the following:

•
Declassification of the Board—We have recommended and stockholders have approved amendments to the Certificate of Incorporation to eliminate the classified board and provide for the annual election of all directors.

•
Lead Independent Director—The Board has appointed a lead independent director, ensuring Board independence from management by permitting the lead independent director to call and chair meetings of the independent directors separate and apart from the Chairman of the Board.

•	Majority voting—Verisign’s amended Bylaws provide for a majority of votes cast standard in uncontested director elections rather than a plurality.

•	No Super Majority Voting – Verisign’s corporate documents do not include any supermajority voting provisions.

•	No Stockholder Rights Plan – Verisign does not have a stockholder rights plan, also known as a poison pill.

•
Annual Advisory Vote on Executive Compensation – The Board has implemented an annual stockholder advisory vote on executive compensation, which means that stockholders have the opportunity to provide feedback on the Company’s executive compensation practices on an annual basis.

•	Verisign’s Board is primarily composed of independent directors – All but one member of Verisign’s eight-member Board are independent directors.

•
Stockholder communications with the Board – As described in this Proxy Statement, the Company has established a process by which stockholders may communicate directly with the Company’s Board or non-management directors throughout the year on any topics of interest to stockholders.

The Board believes in policies and governance practices that serve the interests of the Company and its stockholders as a whole. This proposal would not do so.
The Board recommends a vote “AGAINST” this proposal for the reasons discussed above. Proxies solicited by the Board will be voted “AGAINST” this proposal unless a stockholder indicates otherwise in voting the proxy.

OTHER INFORMATION

Stockholder Proposals for the 2016 Annual Meeting of Stockholders
Proposals of stockholders intended to be presented at our 2016 Annual Meeting of Stockholders and included in our proxy statement and form of proxy relating to the meeting, pursuant to Rule 14a-8 under the Exchange Act must be received by us at our principal executive offices no later than 120 calendar days before the one year anniversary of the date of this Proxy Statement, or December 10, 2015.
In accordance with our Bylaws, we have an advance notice procedure for stockholder proposals not included in our proxy statement to be brought before an Annual Meeting of Stockholders. In general, nominations for the election of directors may be made:

•	pursuant to Verisign’s notice of such meeting;

•	by or at the direction of the Board; or

•	by any stockholder of the Company who was a stockholder of record at the time of giving notice who is entitled to vote at such meeting and complies with the notice procedures set forth below.

The only business that will be conducted at an Annual Meeting of Stockholders is business that is brought before the meeting by or at the direction of the chairman of the meeting and is consistent with rules and regulations that the Board may adopt for the conduct of the meeting or by any stockholder entitled to vote who has delivered timely written notice to the Secretary of the Company no later than ninety (90) days and no earlier than one hundred twenty (120) days prior to the first anniversary of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s Annual Meeting (such date, the “Proxy Anniversary Date”). In the event that the date of the Annual Meeting is more than thirty (30) days before or more than sixty (60) days after the Proxy Anniversary Date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the Annual Meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the Annual Meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. Additionally, if the number of directors to be elected to the board is increased and the Company does not publicly announce either all of the director nominees or the size of the increased board at least seventy (70) days prior to the Proxy Anniversary Date (or, if the Annual Meeting is held more than thirty (30) days before or more than sixty (60) days after the Proxy Anniversary Date, at least seventy (70) days prior to such meeting), a stockholder’s notice with respect to nominees for any new positions will be considered timely if delivered no later than the close of business on the tenth (10th) day following such public announcement by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting or a new record date for an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

The stockholder’s notice must contain information specified in the Bylaws concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters and certain other parties. If a stockholder who has notified us of his or her intention to present a proposal at an Annual Meeting does not appear or send a qualified representative to present the stockholder’s proposal at the meeting, the Company need not present the proposal for a vote at the meeting. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the SEC.
To be eligible to be a nominee for election or re-election by the stockholders as a director of the Company or to serve as a director of the Company, a person must deliver to the Secretary a written questionnaire with respect to the background and qualification of such person and, if applicable, the background of any other person on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person: (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such person, if elected as a director, will act or vote on any issue or question that has not been disclosed in such questionnaire; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in such questionnaire;

and (iii) in such person’s individual capacity and on behalf of any person on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply with, applicable law and all conflict of interest, confidentiality and other policies and guidelines of the Company (including the Company’s Corporate Governance Principles) applicable to directors generally and publicly available (whether on the Company’s website or otherwise) as of the date of such representation and agreement.
A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Verisign and is also available at our website at https://investor.verisign.com/documents.cfm. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to the Secretary of Verisign at 12061 Bluemont Way, Reston, Virginia 20190.

Other Business
The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
Whether or not you expect to attend the Meeting, please complete the proxy electronically as described on the Notice of Internet Availability of Proxy Materials and under “Internet and Telephone Voting” in this Proxy Statement, or alternatively, if you have requested paper copies of the proxy soliciting materials, please complete, date, sign and promptly return the proxy in the enclosed postage paid envelope or cast your vote by phone so that your shares may be represented at the Meeting.

Communicating With Verisign
We have from time-to-time received calls from stockholders inquiring about the available means of communication with Verisign. We thought that it would be helpful to describe those arrangements that are available for your use.

•	If you would like to receive information about Verisign, you may use one of these convenient methods:

1.
To have information such as our latest Annual Report on Form 10-K or Quarterly Report on Form 10-Q mailed to you, please email our Investor Relations Department at ir@verisign.com, and specify your mailing address, or call our Investor Relations Department at 1-800-922-4917 (U.S.) or 1-703-948-3447 (international).

2.
To view our website on the Internet, use our Internet address: www.verisigninc.com. Our home page gives you access to product, marketing and financial data, and an on-line version of this Proxy Statement, our Annual Report on Form 10-K and other filings with the SEC. The information available on, or accessible through, this website is not incorporated herein by reference.

•	If you would like to write to us, please send your correspondence to the following address:

VeriSign, Inc.

Attention: Investor Relations

12061 Bluemont Way

Reston, Virginia 20190

or via email at ir@verisign.com.

•
If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, Computershare Inc. at 1-877-255-1918. Foreign stockholders please call 1-201-680-6578. You may also visit their website at http://www.computershare.com/investor for step-by-step transfer instructions.

APPENDIX A

VERISIGN, INC.
ANNUAL INCENTIVE COMPENSATION PLAN
VeriSign, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the Annual Incentive Compensation Plan (the “Plan”) to provide incentive awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

1.	PURPOSES OF THE PLAN
The purposes of the Plan are to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining executive officers of the Company and its Affiliates who, because of the extent of their responsibilities, can make significant contributions to the Company’s success by their ability, industry, loyalty and exceptional services, by providing incentives and financial rewards to such executive officers.

2.	DEFINITIONS
2.1. “Affiliate” shall mean any corporation, partnership or other organization of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.
2.2. “Award” shall mean an award granted to a Participant under the Plan.
2.3. “Board” shall mean the board of directors of the Company.
2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
2.5. “Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. For purposes of satisfying the requirements of Section 162(m) of the Code and the regulations thereunder, the Committee is intended to consist solely of two or more “outside directors” as such term is defined in Section 162(m) of the Code and the regulations thereunder.
2.6. “Disability” means any physical or mental condition of a Participant that in the opinion of the Committee renders the Participant incapable of continuing to be an employee of the Company and its Affiliates.
2.7. “Participant” shall mean the Company’s Chief Executive Officer and each other executive officer of the Company selected by the Committee pursuant to Section 3.1 to participate in the Plan.
2.8. “Performance Criteria” shall mean the measurable performance objective(s) established pursuant to the Plan for Participants who have received grants of Awards hereunder, which may include any one or more of the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; cash flow or cash flow per share; return on assets or net assets; appreciation in and/or maintenance of the price of shares of the Company’s common stock or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s)); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; or recruiting and maintaining personnel.
2.9. “Performance Period” shall mean the Company’s fiscal year or such other period that the Committee, in its sole discretion, may establish.

3.	ELIGIBILITY AND ADMINISTRATION
3.1. Eligibility. The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any other executive officer of the Company or an Affiliate selected by the Committee to participate in the Plan (each, a “Participant”).
3.2. Administration. (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or the Committee, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award; (iii) determine the time when Awards will be granted and paid and the Performance Period to which they relate; (iv) determine the performance goals for Awards for each Participant in respect of each Performance Period based on the Performance Criteria and certify the calculation of the amount of the Award payable to each Participant in respect of each Performance Period; (v) determine whether payment of Awards may be deferred by Participants; (vi) interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan; (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.
(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Affiliate, any Participant and any person claiming any benefit or right under an Award or under the Plan.
(c) To the extent not inconsistent with applicable law or the rules and regulations of the NASDAQ Stock Market (or such other principal securities market on which the Company’s securities are listed or qualified for trading), including the applicable provisions of Section 162(m) of the Code and the regulations thereunder, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.

4.	AWARDS
4.1. Performance Period; Performance Goals. (a) Not later than the earlier of (i) 90 days after the commencement of each fiscal year of the Company and (ii) the expiration of 25% of the Performance Period, the Committee shall, in writing, designate (x) one or more Performance Periods, (y) the Participants for each Performance Period and (z) the performance goals for determining the Award to be paid to each Participant for each Performance Period based on attainment of specified levels of one or any combination of the Performance Criteria. Within such time period the Committee shall also specify any exclusion(s) or inclusion(s) for charges related to any event(s) or occurrence(s) which the Committee determines should appropriately be excluded or included, as applicable, for purposes of measuring performance against the applicable Performance Criteria, which may include (a) restructurings, reorganizations, discontinued operations, non-core businesses in continuing operations, acquisitions, dispositions, or any extraordinary nonrecurring, unusual or infrequently occurring items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year, (b) the cumulative effects of tax or accounting changes, each in accordance with generally accepted accounting principles, (c) foreign exchange gains or losses, (d) stock-based compensation, (e) amortization of intangible assets, impairments of goodwill and other intangible assets, asset write downs, or non-cash interest expense, (f) the refinancing or repurchase of bank loans or debt securities or (g) litigation or claim judgments or settlements. Any such inclusion or exclusion shall be prescribed in a form that meets the requirements for deductibility under Section 162(m) of the Code and the regulations thereunder. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render previously established performance goals unsuitable, the Committee may in its discretion modify such performance goals or the related levels of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided that, unless the Committee determines otherwise, no such action shall be taken if and to the extent it would result in the loss of an otherwise available exemption of the Award under Section 162(m) of the Code and the regulations thereunder.
(b) If a person becomes eligible to participate in the Plan after the Committee has made its initial designation of Participants, such individual may become a Participant if so designated in writing by the Committee.
(c) The performance goals designated by the Committee may be determined solely by reference to the Company’s performance and/or the performance of one or more Affiliates, divisions, business segments or business units of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. Such performance goals shall otherwise comply with the requirements for performance based compensation set forth in Section 162(m) of the Code and the regulations thereunder.

4.2. Certification. At such time as it shall determine appropriate following the conclusion of each Performance Period and prior to the applicable payment date (as determined in accordance with Section 4.3), the Committee shall certify, in writing, whether and to what extent the applicable Performance Criteria have been satisfied and the amount (if any) to be paid pursuant to each Participant’s Award for such Performance Period.
4.3. Payment of Awards. The amount of the Award actually paid to a Participant may, in the sole discretion of the Committee, be reduced to less than the amount otherwise payable to the Participant based on attainment of the performance goals for the Performance Period as determined in accordance with Sections 4.1 and 4.2 (including that any such amount may be reduced to zero). The Committee may not waive the achievement of the applicable performance goals except in the case of the death or Disability of the Participant, a change in control of the Company, or as otherwise determined by the Committee in special circumstances, in each case in accordance with the exception for performance based compensation set forth in Section 162(m) of the Code and the regulations thereunder. The actual amount of the Award determined by the Committee for a Performance Period shall be paid in cash and/or, to the extent provided in such plan, in share awards under a stockholder-approved stock plan of the Company. Payment to each Participant shall be subject to the Participant’s continuous employment with the Company or its Affiliate through the applicable payment date. If the Participant satisfies the service condition set forth in the preceding sentence, payment to such Participant shall be made no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable payment date occurs, unless payment is deferred pursuant to a plan or arrangement satisfying the requirements of Section 409A of the Code.
4.4. Changes in Employment. If a person becomes a Participant as specified in Section 4.1(b) during a Performance Period, the Award payable to such Participant may, in the discretion of the Committee, be proportionately reduced based on the period of actual employment during the applicable Performance Period. If a Participant does not remain continuously employed with the Company or its Affiliate through the applicable payment date for an Award, the Participant shall forfeit his or her right to any payment pursuant to such Award; provided that, except where the Participant was terminated for cause (as determined by the Committee in its sole discretion), the Committee, in its sole discretion, may determine to pay such Participant all or any portion of such Award, subject to such terms and conditions as the Committee may establish. Notwithstanding anything to the contrary herein, unless the Committee determines otherwise, any actions taken by the Committee pursuant to this Section 4.4 shall be subject to compliance with the exception for performance based compensation set forth in Section 162(m) of the Code and the regulations thereunder.
4.5. Maximum Award. The maximum dollar value of an Award payable to any Participant in any 12-month period is $5,000,000.

5.	MISCELLANEOUS
5.1. Amendment and Termination of the Plan. The Board or the Committee may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code, or by the NASDAQ Stock Market (or such other principal securities market on which the Company’s securities are listed or qualified for trading). No amendments to, or termination of, the Plan shall in any way materially impair the rights of a Participant under any Award previously granted without such Participant’s consent.
5.2. Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code and the regulations thereunder to ensure the deductibility by the Company of the payment of Awards.
5.3. Section 409A of the Code. Awards are intended not to be subject to Section 409A of the Code by reason of being a short-term deferral and shall be interpreted accordingly. If any provision of the Plan or any Award could cause any Award to be subject to taxes, interest or penalties under Section 409A of the Code, or if any such provision contravenes Section 409A (or any regulations or guidance promulgated thereunder), the Company may, in its sole discretion, modify the Plan or any Award to (a) avoid being subject to, or comply with, Section 409A, (b) avoid the imposition of taxes, interest and penalties under Section 409A and/or (c) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A. Moreover, any discretionary authority that the Board or the Committee may have pursuant to the Plan shall not be applicable to any Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A. Nothing in the Plan shall require the Company to provide any gross-up or other tax reimbursement to a Participant in connection with any violation of Section 409A or otherwise.
5.4. Tax Withholding. The Company or an Affiliate shall have the right to make all payments or distributions pursuant to the Plan to a Participant net of any applicable federal, state and local taxes required to be paid or withheld. The Company or an Affiliate shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or an Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

5.5. Right of Discharge Reserved; Claims to Awards. Nothing in this Plan shall provide any Participant a right to receive any Award or payment under the Plan with respect to a Performance Period. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or an Affiliate or affect any right that the Company or an Affiliate may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. Except as specifically provided by the Committee, in the event of the termination of employment of any Participant, the Company shall not be liable for the loss of existing or potential profit from any Award granted to such Participant. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.
5.6. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or an Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or an Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.
5.7. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
5.8. Incentive Compensation Recovery. Notwithstanding any other provision of the Plan, all Awards made pursuant to the Plan may be recovered by the Committee, in whole or in part, if such recovery is required by applicable law or regulations, including rules and regulations promulgated by the Securities and Exchange Commission and the NASDAQ Stock Market or any policy adopted by the Company.
5.9. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.
5.10. Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
5.11. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation and deferred compensation if permitted by the Committee. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
5.12. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.
5.13. Effective Date of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the then outstanding securities of the Company entitled to vote generally in the election of directors. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.
5.14. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

VERISIGN™

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 21, 2015.

Vote by Internet

- Go to **www.envisionreports.com/vrsn**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

CONTROL NUMBER:

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — ALL MATTERS LISTED BELOW HAVE BEEN PROPOSED BY THE BOARD OF DIRECTORS OF VERISIGN, INC. EXCEPT FOR PROPOSAL 5.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTORS IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4, AND "AGAINST" PROPOSAL 5.

Nominees	FOR	WITHHELD	ABSTAIN
01 - D. James Bidzos	☐	☐	☐
02 - William L. Chenevich	☐	☐	☐
03 - Kathleen A. Cote	☐	☐	☐
04 - Jamie S. Gorelick	☐	☐	☐
05 - Roger H. Moore	☐	☐	☐
06 - Louis A. Simpson	☐	☐	☐
07 - Timothy Tomlinson	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

021IVF

Availability of proxy materials for the Annual Meeting of Stockholders to be held on May 21, 2015:
The Notice & Proxy Statement, Annual Report, and Form 10-K are available at:
www.envisionreports.com/vrsn

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — VeriSign, Inc.

Notice of 2015 Annual Meeting of Stockholders

12061 Bluemont Way, Reston, VA 20190
Proxy Solicited by Board of Directors for Annual Meeting — (Thursday, May 21, 2015)

The stockholders hereby appoint D. James Bidzos, George E. Kilguss, III and Thomas C. Indelicarto, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, when properly executed, as designated on the reverse side of this ballot, all of the shares of Common Stock of VERISIGN, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on May 21, 2015, at VeriSign, Inc.'s Corporate Offices, and any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner indicated on the reverse side of this ballot by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all of the nominees for directors in proposal 1, FOR proposals 2, 3 and 4, and AGAINST proposal 5. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxies upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. The execution of this proxy is not intended to, and does not, revoke any prior proxies or powers of attorney other than the revocation, in accordance with the laws of the State of Delaware and applicable federal securities laws, of any proxy previously granted specifically in connection with the voting of the shares subject hereto.